Exhibit 99.4

FIRST *QUARTERLY REPORT*
SEPTEMBER 2016

BRITISH COLUMBIA

First Quarterly Report

Fiscal Plan Update

2016/17 – 2018/19,

2016/17 Economic Outlook and

Financial Forecast

&

Three Month Results

April – June 2016

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing—

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting — Periodicals. 2. British Columbia — Economic conditions — 1945—                  — Periodicals.*
3. Corporations, Government — British Columbia — Accounting — Periodicals. I. Title.

HJ13.B77              354.711’007231’05

TABLE OF CONTENTS

2016/17 First Quarterly Report	September 15, 2016

Updated Fiscal Plan — 2016/17 to 2018/19
Tables:
Updated Fiscal Plan 2016/17 to 2018/19		1

Part One — Updated 2016/17 Financial Forecast
Introduction		5
Revenue		7
Expense		9
Consolidated Revenue Fund spending		9
Spending recovered from third parties		10
Operating transfers to service delivery agencies		10
Service delivery agency spending		10
Government employment (FTEs)		10
Provincial capital spending		11
Projects over $50 million		11
Provincial debt		12
Risks to the fiscal forecast		14
Supplementary schedules		14
Tables:
1.1	2016/17 Forecast Update	5
1.2	2016/17 Forecast — Changes from Budget 2016	6
1.3	2016/17 Capital Spending Update	11
1.4	2016/17 Provincial Debt Update	13
1.5	2016/17 Operating Statement	14
1.6	2016/17 Revenue by Source	15
1.7	2016/17 Expense by Ministry, Program and Agency	16
1.8	2016/17 Expense by Function	17
1.9	2016/17 Capital Spending	18
1.10	Capital Expenditure Projects Greater Than $50 million	19
1.11	2016/17 Provincial Debt	21
1.12	2016/17 Statement of Financial Position	22

Part Two — Economic Review and Outlook
Summary		23
British Columbia economic activity and outlook		23
Labour market		24
Consumer spending and housing		25
Business and government		27
External trade and commodity markets		27
Demographics		29
Inflation		29

Table of Contents

Risks to the economic outlook		30
External outlook		30
United States		30
Canada		33
Europe		34
Asia		35
Financial markets		36
Tables:
2.1	British Columbia Economic Indicators	24
2.2	US real GDP forecast: Consensus vs Ministry of Finance	33
2.3	Canadian real GDP forecast: Consensus vs Ministry of Finance	34
2.4	Private Sector Canadian Interest Rate Forecasts	37
2.5	Private Sector Exchange Rate Forecasts	38
2.6.1	Gross Domestic Product: British Columbia	39
2.6.2	Selected Nominal Income and Other Indicators: British Columbia	40
2.6.3	Labour Market Indicators: British Columbia	40
2.6.4	Major Economic Assumptions	41
Topic Box:
Long-run economic prospects in BC		42

Appendix — Fiscal Plan Update
Tables:
A1	Material Assumptions – Revenue	47
A2	Natural Gas Price Forecasts – 2016/17 to 2018/19	52
A3	Material Assumptions – Expense	53
A4	Operating Statement – 2009/10 to 2018/19	55
A5	Revenue by Source – 2009/10 to 2018/19	56
A6	Revenue by Source Supplementary Information – 2009/10 to 2018/19	57
A7	Expense by Function – 2009/10 to 2018/19	58
A8	Expense by Function Supplementary Information – 2009/10 to 2018/19	59
A9	Full-Time Equivalents (FTEs) – 2009/10 to 2018/19	60
A10	Capital Spending – 2009/10 to 2018/19	61
A11	Statement of Financial Position – 2009/10 to 2018/19	62
A12	Changes in Financial Position – 2009/10 to 2018/19	63
A13	Provincial Debt – 2009/10 to 2018/19	64
A14	Provincial Debt Supplementary Information – 2009/10 to 2018/19	65
A15	Key Provincial Debt Indicators – 2009/10 to 2018/19	66

First Quarterly Report 2016/17

II

UPDATED FISCAL PLAN — 2016/17 to 2018/19

($ millions)	2016/17	2017/18	2018/19
Budget 2016 Fiscal Plan	264	287	373
Fiscal Plan Updates:
Income and property transfer taxes	2,267	1,048	1,127
Other taxpayer-supported revenue increases	354	476	467
MSP 2017 rate increase cancellation	(26)	(107)	(108)
Commercial Crown corporation net income	(118)	(111)	(150)
New housing affordability initiatives	(500)	—	—
Statutory spending	(185)	—	—
Lower debt servicing costs	18	65	55
Lower third party recovery spending	65	53	77
Taxpayer-supported agencies’ net spending	(198)	(215)	(200)
Other measures subject to approval	—	(350)	(450)
Higher contingencies allocation	—	(100)	(100)
Increase in forecast allowance	—	(150)	(150)
Surplus allocation to debt reduction	(1,000)	—	—
BC Prosperity Fund allocation	(400)	—	—
Residual fiscal plan surplus	541	896	941
Add back debt reduction and BC Prosperity Fund	1,400	—	—
Updated fiscal plan surplus	1,941	896	941
Prudence included in fiscal plan:
Contingencies	(450)	(500)	(500)
Forecast allowance	(350)	(500)	(500)
Capital spending:
Taxpayer-supported capital spending	4,585	4,452	4,033
Self-supported capital spending	2,938	2,943	3,587
	7,523	7,395	7,620
Provincial Debt:
Taxpayer-supported debt	41,939	42,575	43,492
Self-supported debt	24,229	25,871	27,869
Total debt (including forecast allowance)	66,518	68,946	71,861

Taxpayer-supported debt-to-GDP ratio	16.4%	16.0%	15.7%
Taxpayer-supported debt-to-revenue ratio	85.0%	87.1%	87.3%

Robust Economy Pays Dividends

The fiscal plan update in the first Quarterly Report demonstrates the strong economic performance of British Columbia relative to our peers, and the fiscal dividends this robust performance affords. In all years of the fiscal plan, increases in income tax and property transfer tax revenues allow for significant investments in key priority areas for government.

Revenue improvements total $5.1 billion over the three year fiscal plan offset by $2.2 billion in higher spending compared to Budget 2016.

Revenue improvements over the fiscal plan include personal and corporate income tax revenues increasing by $2.4 billion mainly due to the impact of higher 2015 tax assessments, and higher property transfer tax revenues totalling $2.1 billion, of which $675 million is estimated for the new 15% tax.

Over the three years, natural resource revenue is $489 million higher than Budget 2016 reflecting projected improvements in forest revenues and natural gas royalties.

Projections of federal government transfers and other revenue are $519 million higher over the fiscal plan period predominantly due to an improved outlook by taxpayer-supported service delivery and SUCH sector agencies.

First Quarterly Report 2016/17

Updated Fiscal Plan — 2016/17 to 2018/19

Changes to the commercial Crown corporation income projections are primarily due to continued erosion in ICBC’s outlook across the fiscal plan period mainly due to continuing pressure in the form of higher claims costs.

Revenue improvements are net of government’s decision to cancel Medical Service Plan rate increase scheduled for January 1, 2017, and assist in funding $685 million statutory spending pressures in 2016/17. Statutory spending mainly relates to $500 million in new housing investments in 2016/17 from government’s Housing Priority Initiatives Special Account, higher fire management costs, and compensation agreements finalized after Budget 2016. The fiscal plan update also commits $800 million in additional measures to be approved over the 2017/18 and 2018/19 fiscal years.

Revenue gains have also allowed for increases in prudence built into the fiscal plan. In response to potential risks, uncertainty and volatility, government is increasing the forecast allowance by $150 million in 2017/18 and 2018/19. As well, the Contingencies vote allocation has increased by $100 million in 2017/18 and 2018/19.

Steady Economic Growth

The Ministry of Finance forecasts BC’s real GDP to grow by 2.7 per cent in 2016 (a 0.3 percentage point increase from Budget 2016) and 2.2 per cent in 2017 (a 0.1 percentage point decrease from Budget 2016). BC’s economy is expected to grow by 2.3 per cent per year in the medium-term — unchanged from the previous forecast.

BC GDP outlook

The Ministry’s forecast for BC’s real GDP growth of 2.7 per cent in 2016 is higher than the 2.4 per cent projected in Budget 2016, as indicators of BC’s economic performance through the first portion of 2016 show strong domestic activity relative to the same period of 2015. In particular, year-to-date data for BC employment, retail sales, and housing starts are stronger than anticipated earlier this year. However, exports are underperforming expectations and the external economic situation is weaker than anticipated.

The Ministry’s outlook for BC’s real GDP growth remains prudent relative to the private sector, being 0.2 percentage points lower in 2016 and 2017 than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council)

Ministry outlook compared to private sector

Sources: Ministry of Finance and Private Sector average (Economic Forecast Council subset consisting of BMO, CIBC, IHS Global Insight, RBC, Scotiabank and TD).

This prudence acknowledges the downside risks to the economic forecast and is one of the levels of prudence built into the fiscal plan. Downside risks to BC’s economic outlook include the potential for a slowdown in North American economic activity, ongoing fragility in Europe, uncertainty associated with the UK referendum vote (Brexit), and slower than anticipated Asian demand (particularly in China). Additional risks include uncertainty in the outlook for the Canadian dollar and weak inflation.

Capital Spending

Taxpayer-supported capital spending on hospitals, education facilities, transportation infrastructure, housing and other projects is financed through a combination of provincial borrowing, funding provided by third parties, and from agencies’ internal cash flows. Capital spending is forecast to total $13.1 billion over the fiscal plan period, representing an increase of $1.1 billion over the budget forecast. The increase is mainly due to new federal government infrastructure programs in the transportation and post-secondary sectors, as well as higher self-funded capital spending by service delivery agencies.

First Quarterly Report 2016/17

Updated Fiscal Plan — 2016/17 to 2018/19

Self-supported infrastructure spending by commercial Crown corporations has increased by $0.8 billion over Budget 2016 to total $9.5 billion over the three year period, mainly related to the inclusion of the George Massey Tunnel Replacement project.

Strategic Debt Management

Total provincial debt is projected to increase by $6.6 billion to reach $71.9 billion by 2018/19. The ending balance reflects a reduction of $7.2 billion to direct operating debt over the fiscal plan period. By 2018/19, direct operating debt is now forecast to be $812 million. Direct operating debt has not been this low since 1982/83.

Government’s focus on debt management continues to yield improvements in both the debt to GDP and debt to revenue affordability ratios. By the end of the fiscal plan period, debt to GDP is forecast to be 0.6 percentage points, and debt to revenue 5.7 percentage points, lower than forecast in Budget 2016.

Continuing debt affordability trend

Taxpayer-supported debt to revenue

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•        risks to the BC economic outlook, largely due to the continued uncertainty surrounding global economic activity;

•        assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•        potential changes to federal transfer allocations, cost-sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes; and

•        utilization rates for government services such as health care, children and family services, and income assistance.

Government incorporates four main levels of prudence in its projections to mitigate the risks to the fiscal plan:

•        The Ministry outlook for BC’s real GDP growth is lower than the current private sector average outlook.

•        The natural gas revenue forecast continues to incorporate a prudent price forecast that is within the 20th percentile of the private sector forecasts.

•        Government has maintained a forecast allowance of $350 million in 2016/17, increasing to $500 million in each of 2017/18 and 2018/19 noted above to assist in managing potential volatility and risks.

•        The updated fiscal plan includes Contingencies vote allocations of $450 million in 2016/17, increasing to $500 million in each of 2017/18 and 2018/19, to help manage unexpected pressures.

Conclusion

British Columbia’s economic strength is translating into an improving fiscal outlook. Government is working to maintain cautious fiscal management in the form of balanced budget objectives, debt affordability, and prudence, while meeting key program area and infrastructure needs that will benefit all British Columbians.

First Quarterly Report 2016/17

PART ONE — UPDATED 2016/17 FINANCIAL FORECAST

Introduction

Table 1.1 2016/17 Forecast Update

		First
	Budget	Quarterly
($ millions)	2016	Report
Revenue	48,066	50,543
Expense	(47,452)	(48,252)
Surplus before forecast allowance	614	2,291
Forecast allowance	(350)	(350)
Surplus	264	1,941
Capital spending:
Taxpayer-supported capital spending	4,251	4,585
Self-supported capital spending	3,108	2,938
	7,359	7,523
Provincial Debt:
Taxpayer-supported debt	43,227	41,939
Self-supported debt	24,113	24,229
Total debt (including forecast allowance)	67,690	66,518
Taxpayer-supported debt-to-GDP ratio	17.0%	16.4%
Taxpayer-supported debt-to-revenue ratio	92.4%	85.0%

The first quarter update for 2016/17 reflects significant improvements in revenues with a surplus of $1.9 billion - $1.7 billion higher than Budget 2016. The increase is due to a $2.5 billion increase in revenues (mainly income and property transfer taxes), partially offset by $800 million in higher spending, including $500 million in new commitments from the Housing Priority Initiatives Special Account and other statutory spending.

Chart 1.1 2016/17 surplus forecast increased

Surplus increased by $1,677 million

Projected taxpayer-supported capital spending has increased by $334 million in 2016/17, due mainly to higher routine capital maintenance spending by health authorities and increased spending in the post-secondary and transportation sectors in response to new federal government program commitments. Self-supported capital spending is down from budget by $170 million, due mainly to project timing changes for BC Hydro.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

The total debt forecast is down $1.2 billion compared to Budget 2016. Taxpayer-supported debt is $1.3 billion lower resulting from improved cash flows afforded by improved operating results. Self-supported debt is $116 million higher due mainly to higher ending balances in 2015/16, partially offset by the lower capital spending by commercial Crown corporations noted above.

Table 1.2 2016/17 Forecast — Changes from Budget 2016

($ millions)	Q1 Update
2016/17 surplus — Budget 2016 (February 16, 2016)		264
Revenue changes:
Personal income tax — mainly higher 2015 tax assessments	1,111
Corporate income tax — increased prior-year adjustment, reflecting higher 2015 tax assessments, and higher federal government instalments	191
Property transfer tax — stronger year-to-date sales results and an additional 15% tax	965
Provincial sales tax — stronger year-to-date results	100
Other taxation sources	(17)
Natural gas royalties — higher natural gas liquids royalties and savings from lower utilization of royalty programs partially offset by lower prices and volumes	61
Forests — mainly higher stumpage rates	88
Other natural resources	8
Other revenue — higher revenue from fees and miscellaneous sources, partly offset by lower investment earnings and the impact of cancelling the MSP rate increase	36
Health and social transfers — lower population share	(2)
Other federal government transfers — mainly improved contributions in support of affordable housing initiatives	54
Commercial Crown agencies operating results:
ICBC — mainly increased claims costs	(157)
Other commercial Crown agencies — mainly stronger LDB sales	39
Total revenue changes		2,477
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Fire management costs	66
New Housing Priority Initiatives special account measures to be announced	500
Emergency program flood-related costs	14
Compensation settlements	81
BC Training and Education Savings grant — higher anticipated eligibility	8
Elections BC	16
Management of public debt (net) — reflects lower interest rates and revisions to scheduled borrowing	(18)
Spending funded by third party recoveries	(65)
(Increase) decrease in operating transfers to service delivery agencies	(354)
Changes in spending profile of service delivery agencies:
School districts	141
Universities	36
Colleges	23
Health authorities and hospital societies	206
Other service delivery agencies	146
Total expense increases (decreases)		800
Total changes		1,677
2016/17 surplus — first Quarterly Report		1,941

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

As a result of the significantly higher forecasted revenues and lower debt levels, the taxpayer-supported debt to revenue ratio is now projected to be 85.0 per cent — 7.4 percentage points lower than budget. Lower debt levels and a stronger economic outlook also improves the debt to GDP ratio by 0.6 percentage points compared to Budget 2016, and is now forecast to end the year at 16.4 per cent.

The forecast allowance has been left unchanged at $350 million, reflecting continuing volatility in some revenue sources (e.g. higher income and property transfer taxes).

Revenue

Revenue for 2016/17 is forecast to be $50.5 billion - $2,477 million higher than the projection in Budget 2016. The improvement reflects additional revenue from taxation sources, natural resource revenue, contributions from federal government and other taxpayer-supported revenue sources, partially offset by reductions in commercial Crown corporation net income.

Chart 1.2 2016/17 revenue forecast increased

Total revenue increased by $2,477 million

Detailed revenue projections are disclosed in Table 1.6, and key assumptions and sensitivities relating to revenue are provided in Table A.1. An analysis on historical volatility of major economic drivers can be found in the 2016 BC Financial and Economic Review (pages 14-15). Major changes from Budget 2016 include the following:

Income tax revenue

Personal income tax revenue is up $1,111 million, reflecting stronger 2015 tax assessments, partly offset by a reduction in 2016 and 2017 household income growth assumptions. The increased revenue includes a one-time $682 million prior-year adjustment related to 2015/16 and a $429 million base impact in 2016/17.

The Budget 2016 forecast assumed relatively weak 2015 income tax contributions for higher-income individuals based on very strong results in the previous two years and relatively weak equity markets last year. The preliminary 2015 tax assessment results indicate fairly strong income growth across all income cohorts and over 2.0 per cent growth in the number of tax-filers. These assessments also indicate that all of the growth in the net tax per tax-filer is concentrated in the $250,000 and over income cohort. Provincial personal income tax rates were unchanged in 2015.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Corporate income tax revenue is up $191 million due to increased advance instalments from the federal government and an assumed higher prior year settlement payment, reflecting stronger 2015 tax assessment results.

Consumption and other tax revenue

Provincial sales tax revenue is up $100 million mainly reflecting year-to-date results, consistent with higher growth in consumer expenditures, business investment and strong retail sales.

Property transfer tax revenue is up $965 million due to strength in the provincial housing market, reflecting increases in average house sale prices and the number of transactions. The forecast also incorporates the impact of the 15% additional property transfer tax, estimated at $165 million.

Other taxation revenues are down $17 million.

Natural resources revenue

Revenue from natural gas royalties is up $61 million mainly due to increased natural gas liquids production and decreased utilization of royalty program credits, partially offset by lower natural gas prices and production volumes. The natural gas price is assumed at $0.94 ($Cdn/gigajoule, plant inlet) in 2016/17. This is within the 20th percentile of the private sector forecasts, continuing the practice of adopting a prudent natural gas price outlook.

Forest revenue is up $88 million mainly due to higher stumpage revenue reflecting higher stumpage rates and lumber prices. Crown harvest volumes are expected to be 62 million cubic metres, unchanged from the Budget 2016 forecast.

Other natural resource revenues are expected to be up $8 million as a $13 million improvement in the petroleum royalty forecast due to projected increases in production volumes and average price, is partially offset by a $5 million decline in all other natural resource revenues.

Other revenue

Revenue from other own-source taxpayer-supported sources is up $36 million due to higher revenues from fees and miscellaneous sources (predominately in the SUCH sector), partly offset by the quarter-year impact of cancelling the MSP rate increase scheduled for January 2017 and lower investment earnings mainly due to reduced interest revenue recovered from Crown agencies. Lower recoveries of investment earnings (under the Fiscal Agency loan program) have an offsetting interest expense reduction with no impact on the surplus.

Federal government transfers

Canada Health and Social Transfers are down $2 million reflecting a lower BC population share of the national total. Other federal government contributions are expected to be up $54 million mainly due to increased transfers in support of affordable housing initiatives.

Commercial Crown corporations

The outlook for commercial Crown corporation net income is $118 million lower mainly due to the erosion in ICBC’s forecast resulting from the continuing increases in claims costs offset by improvements in premium and investment income (down $157 million), partially offset by Liquor Distribution Branch improvements due to increased volumes across product lines (up $37 million) and other changes (up $2 million).

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Expense

The government spending forecast for 2016/17 is $800 million higher compared to the projection in Budget 2016 mainly due to statutory spending for housing initiatives, compensation arrangements, and fire management costs.

Chart 1.3 2016/17 expense forecast increased

Total expense increased by $800 million

Consolidated Revenue Fund (CRF) spending

Statutory spending is projected at $685 million in 2016/17 including a commitment of $500 million in investments from the new Housing Priority Initiatives Special Account to help address housing access and supply. In addition to housing, changes in statutory spending include the following:

•                  $81 million for compensation settlements in the health and post-secondary sectors that were not finalized until after Budget 2016 was tabled.

•                  $66 million for fire management costs — this is in addition to the $63 million budgeted for fire management in the 2016/17 Estimates. Overall, firefighting costs are currently forecast to reach $129 million this year.

•                  $16 million for Elections BC costs related to scheduled electoral events, including preparations for the 2017 provincial general election.

•                  $14 million for emergency program flood-related costs and the costs of other emergency and disaster response efforts.

•                  $8 million for additional grants from the BC Training and Education Savings Program (formerly the Children’s Education Fund) to reflect higher projected eligibility under the program.

Other CRF spending changes include an $18 million reduction in debt servicing costs due to lower projected debt levels and interest rates, as well as changes in the timing of borrowing.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Contingencies

The Contingencies vote allocation of $450 million for 2016/17 is unchanged from Budget 2016. Contingencies are intended to help manage unexpected cost pressures as they arise.

Spending recovered from third parties

Spending funded by third parties is forecast to fall by $65 million due to lower interest costs recovered from commercial Crown corporations.

Operating transfers to service delivery agencies

Operating transfers to service delivery agencies are forecast to be $354 million higher mainly due to adjustments to projected health organization and school district allocations in response to spending forecast changes noted below.

Service delivery agency spending

Service delivery agency spending is forecast to increase by $552 million.

•                  School district spending is forecast to be up $141 million on a total spending of $6.0 billion, mainly due to an increase in operating spending funded by higher grants, other contributions, and own source revenues. Increases are based on prior year results and higher projected student enrollment.

•                  Post-secondary sector spending is forecast to be up $59 million, mainly due to higher estimates for grants to third parties. Higher spending is projected to be funded by higher sales of goods and services, fees, and endowment earnings.

•                  Health authority and hospital society spending is forecast to be up $206 million, mainly due to negotiated compensation increases for the nurses and physicians. These increases are projected to be funded by additional provincial grants.

•                  Other service delivery agency spending is forecast to be up $146 million, due to higher program spending of $101 million from BC Housing Management Commission funded by federal contributions, $18 million from BC Transportation Financing Authority, and $27 million from other agencies.

Detailed expense projections are disclosed in Table 1.7. Key spending assumptions and sensitivities are provided in Appendix Table A3.

Government employment (FTEs)

The projection of government employment for 2016/17 has increased by 55 full time equivalents due to higher ministry staffing requirements related to fire management efforts. Further details on FTEs are provided in Appendix Table A9.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Provincial capital spending

Capital spending is projected to total $7.5 billion in 2016/17 — $164 million higher than the forecast in Budget 2016 (see Tables 1.3 and 1.9).

Table 1.3 2016/17 Capital Spending Update

($ millions)	Q1 Update
2016/17 capital spending — Budget 2016 (February 16, 2016)		7,359
Taxpayer-supported changes:
Primarily higher routine capital maintenance spending by health authorities	140
Additional self-funded post-secondary institution spending	85
Additional transportation sector spending	133
Other net adjustments to capital schedules	(24)
Total taxpayer-supported		334
Self-supported changes:
BC Hydro - timing of capital spending	(219)
Other	49
Total self-supported		(170)
Total changes		164
2016/17 capital spending — first Quarterly Report		7,523

Taxpayer-supported capital spending is projected at $4.6 billion. The $334 million increase since Budget 2016 is mainly due to increased funding from the federal government under new infrastructure programs for the transportation and post-secondary sectors. In addition, health authorities have increased their capital spending from internal and third party sources for priorities such as facility lifecycle maintenance.

At $2.9 billion, self-supported capital spending is $170 million lower than Budget 2016 due mainly to project timing changes by BC Hydro.

Projects Over $50 Million

Capital spending projects greater than $50 million are presented in Table 1.10. Since Budget 2016 six projects have been added to the table:

•                  Construction of two new schools in the lower mainland; Grandview Heights Secondary School ($61 million) and New Westminster Secondary School ($107 million);

•                  Redevelopment of the University of British Columbia’s undergraduate life science teaching laboratories ($80 million);

•                  The Vancouver Island Health Authority’s $100 million iHealth project to house a single health record for patients, residents and Island Health clients;

•                  The George Massey Tunnel replacement project has a capital budget of $3.5 billion. Prior to government approval to proceed with the project, development and planning costs of $48 million were incurred and expensed, as per accounting policy; and

•                  W.A.C. Bennett Dam riprap upgrade project ($170 million) to improve erosion protection of the dam.

The following projects have been completed since Budget 2016 and are no longer listed in the table:

•                  Belmont Secondary School construction;

•                  Northern Cancer Control Strategy project; and

•                  British Columbia Lottery Corporation’s Gaming Management System.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Changes since Budget 2016 for existing projects include:

•                  Reallocation of costs between the direct procurement and P3 contract components for Emily Carr University of Art and Design campus redevelopment project to account for the full P3 contract amount. Previous reporting only accounted for the P3 liability under the P3 contract and the remaining amounts under the direct procurement. The overall cost of the project remains unchanged.

•                  Completion of the Surrey Emergency/Critical Care Tower is extended to 2018 from 2016 for the direct procurement portion of the project.

•                  Completion of the Interior Heart and Surgical Centre is extended to 2018 from 2017 for the direct procurement portion of the project.

•                  Allocation of costs between direct procurement and P3 contract components were established for the Penticton Regional Hospital — patient Care Tower following completion of Financial Close in April 2016. This resulted in a $13 million reduction in anticipated costs from $325 million to $312 million. The anticipated completion date for phase 1 of the project is 2019 under the P3 contract, with the direct procurement component being completed by 2021.

•                  Reallocation of $6 million in costs between the direct procurement and P3 contract components for the Evergreen Rapid Transit Line project. The overall cost of the project remains unchanged, and the opening is now expected by the end of 2016.

•                  Total estimated cost for the Okanagan Correctional Centre has decreased $3 million, reflecting a reduction in risk reserves as the project nears completion.

•                  The Natural Resource Permitting Project is following the best practice of breaking down large IT projects into smaller, self-contained scope components that deliver value. An additional $7 million of capital funding was approved for 2016/17 to initiate work on the next scope component of the Natural Resource Permitting Project. Phase one of the project is still expected to be completed in 2018 at the previously approved $57 million.

•                  Total anticipated cost for five BC Hydro’s projects has been reduced:

•                  The Northwest transmission line project has been reduced $12 million, from $716 million to $704 million;

•                  The Merritt area transmission project has been reduced $5 million, from $65 million to $60 million;

•                  The Hugh Keenleyside spillway gate reliability upgrade has been reduced $8 million from $123 million to $115 million;

•                  The Upper Columbia capacity addition at Mica units 5 and 6 has been reduced $87 million, from $714 million to $627 million; and

•                  The Long Beach area reinforcement project total cost has been reduced $18 million, from $56 million to $38 million.

•                  Anticipated spending for the capital portion of ICBC’s business transformation program decreased by $3 million to $315 million, reflecting a reallocation of costs between capital and operating expense. The overall program budget, which includes both capital and operating expense components, remains unchanged at $400 million.

Provincial debt

The provincial debt, including a $350 million forecast allowance, is projected to total $66.5 billion by the end of the fiscal year — $1.2 billion lower than the projection in Budget 2016. This reduction in debt is due to anticipated changes in the fiscal year, partly offset by a higher 2015/16 ending balance.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.4 2016/17 Provincial Debt Update

($ millions)	Q1 Update
Budget 2016 projection		67,690
Taxpayer-supported changes:
Government operating:
–lower debt level from 2015/16	(34)
–Improved operating surplus	(1,677)
–other working capital changes	322
Total operating debt changes	(1,389)
Capital debt:
–higher debt level from 2015/16	52
–higher capital spending	334
–higher contributions from external parties	(285)
Total capital debt changes	101
Total taxpayer-supported		(1,288)
Self-supported changes:
–higher debt level from 2015/16	234
–lower capital spending	(170)
–decrease in internal financing	52
Total self-supported		116
Total changes		(1,172)
First Quarterly Report		66,518

Total debt at the end of 2015/16 was $252 million higher than the forecast for the year in Budget 2016 (excluding the forecast allowance), mainly due to higher than expected self-supported Crown corporations’ debt level.

In 2016/17, taxpayer-supported debt is projected to be $41.9 billion — $1.3 billion lower than the projection in Budget 2016. The decrease reflects lower direct operating debt (down $1,389 million), primarily due to an improved operating surplus, partly offset by other working capital changes. The improvement in direct operating debt is offset by higher borrowing requirements for capital infrastructure investments (up $101 million), reflecting increased capital spending partly offset by higher contributions from external parties.

The taxpayer-supported debt to GDP ratio is projected to be 16.4 per cent — a 0.6 percentage point improvement from Budget 2016.

The taxpayer-supported debt to revenue ratio is projected to be 85.0 per cent — a 7.4 percentage point improvement from Budget 2016.

Self-supported debt is projected to be $24.2 billion — $116 million higher than the projection in Budget 2016, reflecting the increased $234 million carried forward from 2015/16 partly offset by a $118 million decrease to the projected change in debt for 2016/17.

Details on provincial debt are shown in Table 1.11.

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Table A11.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Risks to the fiscal forecast

There are a number of risks and pressures to the fiscal plan including risks to the BC economic outlook, which are largely due to the continued uncertainty surrounding global economic activity. The forecasts of revenues, expenditures, capital spending and debt are estimates based on a number of economic, financial and external factors. Variables will change throughout the year as new information becomes available, with potentially material impacts.

Revenues can be volatile due in part to the influence of the cyclical nature of the natural resource sector in the economy. Changes in energy or commodity prices, such as natural gas and lumber, may have a significant effect on revenue and the fiscal forecast. In addition, personal and corporate income tax assessments for the 2015 tax year will not be finalized until March 2017 and could result in further revenue and tax credit transfer spending adjustments.

The spending forecast in the fiscal plan is based on ministry and service delivery agency plans and strategies. The main risks are changes to planning assumptions, such as utilization or demand rates for government services in the health care, education, or community social services sectors, and costs associated with natural disaster responses.

In addition, capital spending and debt figures may be influenced by a number of factors including design development, procurement activity, weather, geotechnical conditions and interest rates. As a result, the actual operating surplus, capital expenditure and debt figures may differ from the current forecast. Government will continue to update the fiscal plan throughout the year in the second and third Quarterly Reports.

The potential fiscal impact from these risks is expected to be covered by the $450 million Contingencies vote and the $350 million forecast allowance.

Supplementary schedules

The following tables provide the financial results for the three months ended June 30, 2016 and the 2016/17 full-year forecast.

Table 1.5 2016/17 Operating Statement

	Year-to-Date to June 30				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Revenue	12,035	12,577	542	11,762	48,066	50,543	2,477	47,606
Expense	(11,637)	(11,784)	(147)	(11,283)	(47,452)	(48,252)	(800)	(46,876)
Surplus before forecast allowance	398	793	395	479	614	2,291	1,677	730
Forecast allowance	—	—	—	—	(350)	(350)	—	—
Surplus	398	793	395	479	264	1,941	1,677	730
Accumulated surplus beginning of the year	2,728	3,379	651	3,073	2,728	3,379	651	3,073
Accumulated surplus before comprehensive income	3,126	4,172	1,046	3,552	2,992	5,320	2,328	3,803
Accumulated other comprehensive income from self-supported Crown agencies	142	157	15	136	568	246	(322)	(424)
Accumulated surplus end of period	3,268	4,329	1,061	3,688	3,560	5,566	2,006	3,379

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.6 2016/17 Revenue by Source

	Year-to-Date to June 30				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Taxation
Personal income	2,028	2,028	—	1,981	8,216	9,327	1,111	8,380
Corporate income	1,333	1,330	(3)	1,281	2,791	2,982	191	2,787
Sales [1]	1,539	1,676	137	1,467	6,296	6,396	100	5,990
Fuel	226	236	10	235	948	976	28	973
Carbon	283	277	(6)	278	1,234	1,208	(26)	1,190
Tobacco	209	218	9	192	755	735	(20)	734
Property	571	567	(4)	552	2,305	2,296	(9)	2,219
Property transfer	333	633	300	371	1,239	2,204	965	1,533
Insurance premium	130	130	—	128	520	530	10	520
	6,652	7,095	443	6,485	24,304	26,654	2,350	24,326
Natural resources
Natural gas royalties	32	2	(30)	51	128	189	61	139
Forests	106	154	48	154	812	900	88	865
Other natural resource [2]	281	347	66	398	1,407	1,415	8	1,567
	419	503	84	603	2,347	2,504	157	2,571
Other revenue
Medical Services Plan premiums	630	638	8	598	2,549	2,517	(32)	2,434
Other fees [3]	686	749	63	698	3,446	3,523	77	3,402
Investment earnings	312	242	(70)	285	1,200	1,152	(48)	1,226
Miscellaneous [4]	725	777	52	808	3,210	3,249	39	3,298
	2,353	2,406	53	2,389	10,405	10,441	36	10,360
Contributions from the federal government
Health and social transfers	1,618	1,618	—	1,536	6,471	6,469	(2)	6,149
Other federal contributions [5]	353	301	(52)	294	1,537	1,591	54	1,498
	1,971	1,919	(52)	1,830	8,008	8,060	52	7,647
Commercial Crown corporation net income
BC Hydro	81	88	7	60	692	684	(8)	655
Liquor Distribution Branch	254	280	26	240	983	1,020	37	1,031
BC Lotteries (net of payments to the federal government)	290	329	39	322	1,233	1,233	—	1,304
ICBC [6]	14	(91)	(105)	(158)	95	(62)	(157)	(293)
Transportation Investment Corporation	(24)	(14)	10	(20)	(102)	(96)	6	(82)
Other [7]	25	62	37	11	101	105	4	87
	640	654	14	455	3,002	2,884	(118)	2,702
Total revenue	12,035	12,577	542	11,762	48,066	50,543	2,477	47,606

1     Includes provincial sales tax and social services tax/hotel room tax related to prior years.

2     Columbia River Treaty, other energy and minerals, water rental and other resources.

3     Post-secondary, healthcare-related, motor vehicle, and other fees.

4     Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

5     Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

6     Amount represent ICBC’s earnings during government’s fiscal year.

7     Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions’ self-supported subsidiaries.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.7 2016/17 Expense by Ministry, Program and Agency 1

	Year-to-Date to June 30				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16 [2]	Budget	Forecast	Variance	2015/16 [2]
Office of the Premier	2	2	—	2	9	9	—	9
Aboriginal Relations and Reconciliation	13	31	18	22	86	86	—	90
Advanced Education	479	478	(1)	475	1,986	1,986	—	1,959
Agriculture	35	20	(15)	19	81	81	—	82
Children and Family Development	340	331	(9)	337	1,451	1,451	—	1,379
Community, Sport and Cultural Development	186	185	(1)	151	259	259	—	226
Education	1,658	1,650	(8)	1,627	5,609	5,617	8	5,544
Energy and Mines	6	7	1	6	28	28	—	42
Environment	37	41	4	40	150	150	—	151
Finance	84	72	(12)	48	253	834	581	235
Forests, Lands and Natural Resource Operations	131	183	52	174	671	737	66	921
Health	4,404	4,369	(35)	4,186	17,968	17,968	—	17,442
International Trade	14	21	7	18	50	50	—	48
Jobs, Tourism and Skills Training	49	50	1	47	197	197	—	196
Justice	125	123	(2)	124	491	491	—	471
Natural Gas Development	114	113	(1)	109	453	453	—	442
Public Safety and Solicitor General	170	171	1	158	681	681	—	681
Small Business and Red Tape Reduction	1	1	—	—	4	4	—	3
Social Development and Social Innovation	672	701	29	655	2,739	2,739	—	2,594
Technology, Innovation and Citizens’ Services	117	123	6	117	492	492	—	478
Transportation and Infrastructure	210	209	(1)	205	858	872	14	920
Total ministries and Office of the Premier	8,847	8,881	34	8,520	34,516	35,185	669	33,913
Management of public funds and debt	296	288	(8)	295	1,168	1,150	(18)	1,415
Contingencies	—	2	2	—	450	450	—	350
Funding for capital expenditures	119	78	(41)	78	1,303	1,240	(63)	831
Refundable tax credit transfers	260	294	34	243	1,039	1,039	—	1,140
Legislative and other appropriations	30	33	3	30	132	148	16	127
Subtotal	9,552	9,576	24	9,166	38,608	39,212	604	37,776
Elimination of transactions between appropriations [3]	(4)	(4)	—	(4)	(16)	(16)	—	(15)
Prior year liability adjustments	—	(1)	(1)	(3)	—	—	—	(44)
Consolidated revenue fund expense	9,548	9,571	23	9,159	38,592	39,196	604	37,717
Expenses recovered from external entities	618	610	(8)	592	2,790	2,725	(65)	2,891
Funding provided to service delivery agencies	(5,791)	(5,935)	(144)	(5,641)	(23,185)	(23,476)	(291)	(22,586)
Total direct program spending	4,375	4,246	(129)	4,110	18,197	18,445	248	18,022
Service delivery agency expense
School districts	1,735	1,784	49	1,753	5,861	6,002	141	5,922
Universities	998	1,000	2	955	4,426	4,462	36	4,237
Colleges and institutes	266	283	17	268	1,160	1,183	23	1,169
Health authorities and hospital societies	3,331	3,471	140	3,315	13,798	14,004	206	13,733
Other service delivery agencies	932	1,000	68	882	4,010	4,156	146	3,793
Total service delivery agency expense	7,262	7,538	276	7,173	29,255	29,807	552	28,854
Total expense	11,637	11,784	147	11,283	47,452	48,252	800	46,876

1     Reflects government’s re-organization effective July 18, 2016.

2     Restated to reflect government’s current accounting policies.

3     Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.8 2016/17 Expense By Function

	Year-to-Date to June 30				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16 [1]	Budget	Forecast	Variance	2015/16 [1]
Health:
Medical Services Plan	1,086	1,085	(1)	1,024	4,476	4,476	—	4,345
Pharmacare	264	318	54	273	1,216	1,216	—	1,335
Regional services	3,308	3,241	(67)	3,134	13,169	13,169	—	12,811
Other healthcare expenses [2]	166	153	(13)	175	777	760	(17)	712
	4,824	4,797	(27)	4,606	19,638	19,621	(17)	19,203
Education:
Elementary and secondary	1,861	1,904	43	1,863	6,349	6,385	36	6,303
Post-secondary	1,210	1,270	60	1,211	5,665	5,738	73	5,502
Other education expenses [3]	109	85	(24)	91	462	462	—	407
	3,180	3,259	79	3,165	12,476	12,585	109	12,212
Social services:
Social assistance [2,3]	412	418	6	405	1,689	1,689	—	1,641
Child welfare [2]	325	316	(9)	317	1,372	1,372	—	1,301
Low income tax credit transfers	62	62	—	61	250	250	—	247
Community living and other services	227	229	2	218	957	962	5	917
	1,026	1,025	(1)	1,001	4,268	4,273	5	4,106
Protection of persons and property	365	362	(3)	348	1,468	1,488	20	1,572
Transportation	431	392	(39)	380	1,846	1,876	30	1,670
Natural resources and economic development	424	541	117	462	2,018	2,082	64	2,562
Other	386	427	41	362	1,343	1,932	589	1,264
Contingencies	(1)	—	1	—	450	450	—	109
General government	336	343	7	335	1,310	1,407	97	1,392
Debt servicing	666	638	(28)	624	2,635	2,538	(97)	2,786
Total expense	11,637	11,784	147	11,283	47,452	48,252	800	46,876

1     Restated to reflect government’s current organization and accounting policies.

2     Payments for healthcare services by the Ministry of Social Development and Social Innovation and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

3     Payments for training costs by the Ministry of Social Development and Social Innovation made on behalf of its clients are reported in the Education function.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.9 2016/17 Capital Spending

	Year-to-Date to June 30				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Taxpayer-supported
Education
School districts	143	115	(28)	118	520	524	4	430
Post-secondary institutions	84	82	(2)	68	921	1,006	85	746
Health	173	173	—	125	1,193	1,333	140	923
BC Transportation Financing Authority	249	221	(28)	227	952	1,085	133	867
BC Transit	34	3	(31)	26	66	68	2	51
Government operating (ministries)	39	30	(9)	30	434	425	(9)	290
Housing	29	65	36	18	115	100	(15)	127
Other [1]	14	4	(10)	9	50	44	(6)	25
Total taxpayer-supported	765	693	(72)	621	4,251	4,585	334	3,459
Self-supported
BC Hydro	642	580	(62)	435	2,832	2,613	(219)	2,306
Columbia River power projects [2]	1	1	—	—	9	6	(3)	15
Transportation Investment Corporation	2	1	(1)	7	16	67	51	25
BC Rail	1	3	2	—	4	5	1	23
ICBC	22	22	—	26	92	92	—	90
BC Lottery Corporation	27	13	(14)	8	90	90	—	68
Liquor Distribution Branch	16	2	(14)	2	65	65	—	23
Other [3]	—	—	—	—	—	—	—	23
Total self-supported	711	622	(89)	478	3,108	2,938	(170)	2,573
Total capital spending	1,476	1,315	(161)	1,099	7,359	7,523	164	6,032

1     Includes BC Housing Management Commission, Provincial Rental Housing Corporation and other service delivery agencies.

2     Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

3     Includes post-secondary institutions self-supported subsidiaries.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1

Note: Information in bold type denotes changes from Budget 2016 released on February 16, 2016.

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Jun 30, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
School districts
Oak Bay Secondary [2]	2015	50	2	52	50	—	—	2
Centennial Secondary	2016	41	20	61	61	—	—	—
Kitsilano Secondary	2017	40	25	65	61	—	—	4
Clayton North Secondary	2017	11	44	55	45	—	—	10
Grandview Heights Secondary	2020	—	61	61	47	—	—	14
New Westminster Secondary	2020	—	107	107	107	—	—	—
Seismic mitigation program	2023	106	1,194	1,300	1,300	—	—	—
Total school districts		248	1,453	1,701	1,671	—	—	30
Post-secondary institutions
Emily Carr University of Art and Design — Campus redevelopment at Great Northern Way
– Direct procurement	2017	7	12	19	15	—	—	4
– P3 contract	2017	47	57	104	27	60	—	17
University of British Columbia - Undergraduate Life Science Teaching Laboratories Redevelopment	2018	4	76	80	12		32	36
Total post secondary institutions		58	145	203	54	60	32	57
Health facilities
Lions Gate Hospital (Mental Health) Redevelopment [2]	2014	47	15	62	38	—	—	24
Lakes District Hospital [2]	2015	51	4	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2016	42	8	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2018	145	49	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital	2016	47	33	80	47	—	—	33
North Island Hospitals
– Direct procurement	2017	31	95	126	73	—	—	53
– P3 contract	2017	364	116	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2018	136	112	248	213	—	—	35
– P3 contract	2015	133	—	133	4	79	—	50
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre	2017	43	39	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	96	213	309	177	—	—	132
– P3 contract	2017	242	127	369	168	187	—	14
Penticton Regional Hospital — Patient Care Tower
– Direct procurement	2021	4	76	80	22	—	—	58
– P3 contract	2019	13	219	232	—	139	—	93
Royal Columbian Hospital	2019	3	256	259	250	—	—	9
Centre for Mental Health and Addictions	2019	—	101	101	101	—	—	—
Clinical and systems transformation	2023	157	323	480	480	—	—	—
iHealth Project - Vancouver Island Health Authority	2017	65	35	100	100	—	—	—
Total health facilities		1,937	1,821	3,758	2,180	816	—	762
Transportation
Highway 1 — Monte Creek to Pritchard [2]	2016	64	5	69	52	—	17	—
Evergreen Line Rapid Transit
– Direct procurement	2016	354	171	525	310	—	74	141
– P3 contract	2016	893	13	906	—	276	350	280
Highway 97 widening from Highway 33 to Edwards Road	2017	23	37	60	42	—	18	—
Highway 1 widening and 216th Street Interchange	2018	4	55	59	23	—	22	14
Highway 1 — Admirals Road/McKenzie Avenue Interchange	2019	6	79	85	52	—	33	—
Total transportation		1,344	360	1,704	479	276	514	435

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.10 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	June 30, 2016	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	20	5	25	23	—	2	—
– P3 contract	2016	116	2	118	—	91	27	—
Okanagan Correctional Centre
– Direct procurement	2016	80	11	91	91	—	—	—
– P3 contract	2016	108	18	126	5	121	—	—
Natural Resource Permitting Project [3]	2018	40	24	64	64	—	—	—
Maples Adolescent Treatment Centre and Provincial Assessment Centre	2019	1	74	75	75	—	—	—
Total other		365	134	499	258	212	29	—
Total taxpayer-supported		3,952	3,912	7,864	4,641	1,364	575	1,284
Self-supported
Transportation
Port Mann Bridge / Highway 1 [2]	2017	3,301	18	3,319	3,319	—	—	—
George Massey Tunnel Replacement [4]	2024	—	3,500	3,500	3,500	—	—	—
Power generation and transmission
BC Hydro
– Mica SF6 gas insulated switchgear replacement [2]	2014	185	6	191	191	—	—	—
– Northwest transmission line [2]	2014	692	12	704	317	—	130	257
– Iskut extension project [2]	2014	168	1	169	110	—	—	59
– Merritt area transmission [2]	2015	56	4	60	60	—	—	—
– Smart metering and infrastructure program [2]	2015	779	1	780	780	—	—	—
– Interior to Lower Mainland transmission line [2]	2015	709	34	743	743	—	—	—
– GM Shrum units 1 to 5 turbine replacement [2]	2015	173	12	185	185	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade [2]	2015	109	6	115	115	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project [2]	2015	583	44	627	627	—	—	—
– Long Beach area reinforcement [2]	2015	37	1	38	38	—	—	—
– Dawson Creek/Chetwynd area transmission [2]	2015	282	14	296	296	—	—	—
– Surrey area substation project [2]	2016	78	16	94	94	—	—	—
– Big Bend substation	2017	48	19	67	67	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	447	301	748	748	—	—	—
– Horne Payne substation upgrade project	2018	8	85	93	93
– John Hart generating station replacement	2019	493	600	1,093	1,093	—	—	—
– Cheakamus unit 1 and 2 generator replacement	2019	10	64	74	74	—	—	—
– Fort St. John and Taylor Electric Supply	2019	—	53	53	53	—	—	—
– W.A.C. Bennett Dam riprap upgrade project	2019	—	170	170	170	—	—	—
– G.M. Shrum G1-G10 control system upgrade [5]	2021	10	50	60	60	—	—	—
– Site C clean energy project	2024	1,110	7,665	8,775	8,775	—	—	—
Total power generation and transmission		5,977	9,158	15,135	14,689	—	130	316
Other self-supported
Insurance Corporation of British Columbia
– Business transformation program	2016	294	21	315	315	—	—	—
Total other		294	21	315	315	—	—	—
Total self-supported		9,572	12,697	22,269	21,823	—	130	316
Total $50 million projects		13,524	16,609	30,133	26,464	1,364	705	1,600

1     Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2     Assets have been put into service and only trailing costs remain.

3     Reflects approved capital costs to date, subject to change if future scope components are approved by government.

4     Figures shown are based on preliminary Treasury Board approvals and reflect the capital project budget only, planning costs of $48 million have been expensed as per accounting policy. These amounts will change after P3 contracts are finalized.

5     The G.M. Shrum G1-G10 control system upgrade project has three phases. The total authorized capital amount of $60M represents partial implementation funding as at June 30, 2016 for phases I and II and definition funding for phase III.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.11       2016/17 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2016/17			Actual	2016/17			Actual
($ millions)	Budget	Actual	Variance	2015/16	Budget	Forecast	Variance	2015/16
Taxpayer-supported debt
Provincial government operating	6,403	7,262	859	8,225	6,215	4,826	(1,389)	8,034
Other taxpayer-supported debt (mainly capital)
Education [2]
Post-secondary institutions [3]	4,788	4,735	(53)	4,521	5,008	5,019	11	4,731
School districts	8,091	8,075	(16)	7,658	8,392	8,433	41	8,033
	12,879	12,810	(69)	12,179	13,400	13,452	52	12,764
Health [2,4]	7,110	7,080	(30)	6,593	7,552	7,578	26	6,998
Highways and public transit
BC Transit	164	103	(61)	116	183	95	(88)	106
BC Transportation Financing Authority [5]	9,468	9,233	(235)	8,523	10,118	10,135	17	9,185
Public transit	1,000	1,000	—	1,000	1,000	1,000	—	1,000
SkyTrain extension	1,174	1,174	—	1,174	1,174	1,174	—	1,174
	11,806	11,510	(296)	10,813	12,475	12,404	(71)	11,465
Other
BC Immigrant Investment Fund	278	284	6	387	212	216	4	304
BC Pavilion Corporation	385	388	3	380	393	401	8	389
Provincial government general capital	1,993	2,016	23	1,727	2,238	2,316	78	1,987
Social housing [6]	756	814	58	684	716	720	4	760
Other [7]	27	38	11	35	26	26	—	26
	3,439	3,540	101	3,213	3,585	3,679	94	3,466
Total other taxpayer-supported	35,234	34,940	(294)	32,798	37,012	37,113	101	34,693
Total taxpayer-supported debt	41,637	42,202	565	41,023	43,227	41,939	(1,288)	42,727
Self-supported debt
Commercial Crown corporations
BC Hydro	18,498	18,707	209	17,163	19,560	19,505	(55)	17,928
BC Lotteries	149	155	6	150	156	151	(5)	150
Columbia Power Corporation	290	291	1	295	291	291	—	296
Columbia River power projects [8]	454	454	—	464	443	445	2	459
Post-secondary institutions’ subsidiaries	223	310	87	222	222	310	88	310
Transportation Investment Corp	3,373	3,428	55	3,378	3,409	3,497	88	3,389
Other	32	33	1	35	32	30	(2)	33
	23,019	23,378	359	21,707	24,113	24,229	116	22,565
Warehouse borrowing program	—	670	670	—	—	—	—	—
Total self-supported debt	23,019	24,048	1,029	21,707	24,113	24,229	116	22,565
Forecast allowance	—	—	—	—	350	350	—	—
Total provincial debt	64,656	66,250	1,594	62,730	67,690	66,518	(1,172)	65,292

1   Provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

2   Includes debt and guarantees incurred by the government on behalf of school districts, universities, colleges and health authorities/hospital societies (SUCH), and debt directly incurred by these entities.

3   Post-secondary institutions’ debt includes public-private partnership obligations of $8 million for the three months ended June 30, 2015, $28 million for the three months ended June 30, 2016, $22 million for fiscal 2015/16 and $55 million for fiscal 2016/17.

4   Health facilities’ debt includes public-private partnership obligations of $1,298 million for the three months ended June 30, 2015, $1,477 million for the three months ended June 30, 2016, $1,442 million for fiscal 2015/16 and $1,589 million for fiscal 2016/17.

5   BC Transportation Financing Authority debt includes public-private partnership obligations of $1,139 million for the three months ended June 30, 2015, $1,004 million for the three months ended June 30, 2016, $1,159 million for fiscal 2015/16 and $824 million for fiscal 2016/17.

6   Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation. Social housing debt includes public-private partnership obligations of $74 million for the three months ended June 30, 2015, $89 million for the three months ended June 30, 2016, $93 million for fiscal 2015/16 and $82 million for fiscal 2016/17.

7   Includes service delivery agencies, student loan guarantees, loan guarantees to agricultural producers, guarantees issued under economic development and home mortgage assistance programs and loan guarantee provisions.

8    Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

First Quarterly Report 2016/17

Updated 2016/17 Financial Forecast

Table 1.12 2016/17 Statement of Financial Position

	Actual	Year-to-Date	Forecast
	March 31,	June 30,	March 31,
($ millions)	2016	2016	2017
Financial assets
Cash and temporary investments	3,893	3,067	3,290
Other financial assets	9,651	9,814	9,859
Sinking funds	1,580	1,562	987
Investments in commercial Crown corporations:
Retained earnings	7,499	7,693	8,013
Recoverable capital loans	22,074	22,885	23,440
	29,573	30,578	31,453
Warehouse borrowing program assets	—	670	—
	44,697	45,691	45,589
Liabilities
Accounts payable and accrued liabilities	8,571	7,701	9,206
Deferred revenue	9,709	9,789	9,585
Debt:
Taxpayer-supported debt	42,727	42,202	41,939
Self-supported debt	22,565	24,048	24,229
Forecast allowance	—	—	350
Total provincial debt	65,292	66,250	66,518
Add: debt offset by sinking funds	1,580	1,562	987
Less: guarantees and non-guaranteed debt	(820)	(815)	(802)
Financial statement debt	66,052	66,997	66,703
	84,332	84,487	85,494
Net liabilities	(39,635)	(38,796)	(39,905)
Capital and other non-financial assets
Tangible capital assets	40,282	40,445	42,665
Other non-financial assets	2,732	2,680	2,806
	43,014	43,125	45,471
Accumulated surplus	3,379	4,329	5,566

Changes in Financial Position

	Year-to-Date	Forecast
	June 30,	March 31,
($ millions)	2016	2017

(Surplus) deficit for the period	(793)	(1,941)
Comprehensive income (increase) decrease	(157)	(246)
(Increase) decrease in accumulated surplus	(950)	(2,187)
Capital and other non-financial asset changes:
Increase in taxpayer-supported capital investments	693	4,585
Less: amortization and other accounting changes	(530)	(2,202)
Change in net capital assets	163	2,383
Increase (decrease) in other non-financial assets	(52)	74
	111	2,457
Increase (decrease) in net liabilities	(839)	270
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(826)	(603)
Increase in total investment in commercial Crown corporations:
Increase (decrease) in retained earnings	194	514
Self-supported capital investments	622	2,938
Less: loan repayments and other accounting changes	189	(1,572)
	1,005	1,880
Other working capital changes	1,605	(896)
	1,784	381
Increase (decrease) in financial statement debt	945	651
(Increase) decrease in sinking fund debt	18	593
Increase (decrease) in guarantees and non-guaranteed debt	(5)	(18)
Increase (decrease) in total provincial debt	958	1,226

First Quarterly Report 2016/17

PART TWO — ECONOMIC REVIEW AND OUTLOOK 1

Summary

The Ministry of Finance forecasts BC’s economy to grow by 2.7 per cent in 2016, 2.2 per cent in 2017 and 2.3 per cent per year in the medium-term. These projections are prudent relative to the current private sector outlook for BC.

The Ministry’s forecast is 0.2 percentage points lower than the current average of six private sector forecasters (a subset of the Economic Forecast Council) for both 2016 and 2017. This level of prudence acknowledges the downside risks to the outlook for both years.

Chart 2.1 Ministry’s outlook for BC prudent compared to private sector

Sources:       Ministry of Finance and Private Sector Average (Economic Forecast Council subset consisting of BMO, CIBC, IHS Global Insight, RBC, Scotiabank and TD).

Downside risks to BC’s economic outlook include the potential for a slowdown in North American economic activity, ongoing fragility in Europe, uncertainty associated with the UK referendum vote (Brexit), and slower than anticipated Asian demand (particularly in China). Additional risks include uncertainty in the outlook for the Canadian dollar and weak inflation.

British Columbia economic activity and outlook

The Ministry’s forecast for BC real GDP growth of 2.7 per cent in 2016 is somewhat higher than the 2.4 per cent projected in Budget 2016, as year-to-date data for BC employment, retail sales, and housing starts are stronger than anticipated earlier this year. Overall, most indicators of BC’s economic performance through the first half of 2016 show strong domestic activity relative to the same period of 2015, while exports are underperforming expectations (see Table 2.1). Given the overall strength in the economy, private sector forecasters expect BC to rank first in provincial economic growth in 2016.

1   Reflects information available as of August 26, 2016, unless otherwise indicated.

First Quarterly Report 2016/17

Economic Review and Outlook

Table 2.1 British Columbia Economic Indicators

			Year-to-Date
	Jan. to Mar. 2016	Apr. to Jun. 2016	Jan. to Jun. 2016
	change from	change from	change from
All data seasonally adjusted	Oct. to Dec. 2015	Jan. to Mar. 2016	Jan. to Jun. 2015
		Per cent change
Employment	+0.4	+1.0	+3.2
Manufacturing shipments	+1.4	-0.0	+1.2
Exports	+2.7	-3.8	-0.7
Retail sales	+2.2	+1.6	+6.7
Housing starts	+33.4	+0.6	+43.9
Non-residential building permits	+6.9	-7.0	+0.3

The Ministry’s BC real GDP forecast of 2.2 per cent growth in 2017 is slightly lower than the 2.3 per cent gain that was projected in Budget 2016, and remains prudent versus the private sector in recognition of the potential for various downside risks to the economic outlook.

Labour market

Employment activity in BC has been relatively strong during the first seven months of 2016, advancing by 3.3 per cent year-to-date to July compared to the same period of last year. This translates into about 74,900 more jobs, with a gain of 44,100 full-time jobs and 30,800 part-time jobs.

Chart 2.2 BC employment

Source: Statistics Canada

So far this year, major year-to-date employment gains were observed in industries such as retail and wholesale trade (+22,800 jobs), healthcare and social assistance (+13,200 jobs), and construction (+9,400 jobs). These improvements helped offset job losses in accommodation and food services (-10,500 jobs) and transportation and warehousing (-4,200 jobs) compared to the January to July period of 2015.

BC’s monthly unemployment rate averaged 6.2 per cent year-to-date to July, which is 0.2 percentage points above its average during the same period of 2015. Meanwhile, the size of BC’s labour force rose 3.5 per cent on a year-to-date basis.

First Quarterly Report 2016/17

Economic Review and Outlook

Outlook

The Ministry forecasts employment in BC to increase by 2.4 per cent in 2016, or approximately 56,000 jobs. This pace of employment growth is expected to moderate next year, with a projected increase of 1.2 per cent, or about 27,900 jobs. Looking further ahead, employment is forecast to grow by 1.2 per cent each year from 2018 to 2020. The province’s unemployment rate is expected to average 6.2 per cent this year, matching the rate observed in 2015. The unemployment rate is forecast to hold steady at 6.2 per cent in 2017 and then average about 6.4 per cent in the 2018 to 2020 period as increases to BC’s labour force slightly outpace employment gains.

Consumer spending and housing

Retail sales advanced 6.7 per cent year-to-date to June 2016, boosted by notable gains at motor vehicle and parts dealers, building material and garden equipment and supplies stores, and health and personal care stores. These increases offset a sizable decline in the value of sales at gasoline stations due to lower fuel prices relative to the same period last year. Strength in consumer spending is being supported by low interest rates, strong employment growth, interprovincial migration, and increased tourism.

Chart 2.3 BC retail sales

Source: Statistics Canada

Following an annual gain of 10.9 per cent in 2015, BC housing starts experienced continued growth through the first seven months of 2016. Year-to-date to July, housing starts averaged 43,603 annualized units, an increase of 37.3 per cent over the same period in 2015. The increase reflects growth in both the multiple-family and single-family components.

Residential building permits (a leading indicator of new housing activity) rose 9.8 per cent year-to-date to June compared to the same period of 2015. Meanwhile, the value of non-residential building permits increased just 0.3 per cent compared to the first half of 2015. Permit issuance for commercial and industrial buildings advanced year-to-date to June, while institutional and government permits declined relative to the same period of 2015.

First Quarterly Report 2016/17

Economic Review and Outlook

Chart 2.4 BC housing starts

Source: Canada Mortgage and Housing Corporation

Like new housing construction, home sales in BC have benefitted from a low interest rate environment along with steady employment and population growth. After rising 22.0 per cent in 2015, BC home sales jumped 27.6 per cent year-to-date to July compared to the same period of 2015. Most recently, however, sales activity in BC declined for three consecutive months, including a 5.6 per cent decrease in July compared to June. Meanwhile, a tight inventory of homes available for sale has placed upward pressure on prices. The BC average home price increased 17.3 per cent year-to-date to July. Greater Vancouver and the Fraser Valley have recorded the strongest growth in home prices among BC regions so far this year, with double-digit gains in all housing types (single family, townhomes, and apartments). Since Budget 2016, the BC government has announced various measures to help address the complex issue of housing affordability in the province.

Chart 2.5 Greater Vancouver housing market activity

Source: Canadian Real Estate Association / Haver Analytics

First Quarterly Report 2016/17

Economic Review and Outlook

Outlook

The Ministry forecasts real household consumption of goods and services to increase by 3.5 per cent in 2016 following an estimated pace of 3.9 per cent growth in 2015. Real household spending is projected to increase by 2.7 per cent in 2017 and then grow by about 2.6 per cent per year over the medium-term.

In current dollars, retail sales are forecast to rise 5.4 per cent this year, supported by robust tourism and housing activity, following 6.0 per cent growth in 2015. Retail sales are forecast to increase by 3.7 per cent in 2017 and average 3.6 per cent growth annually over the medium-term.

The Ministry forecasts housing starts to total 40,000 units in 2016, given strong year-to-date performance. Then BC housing starts are expected to moderate to 29,280 units in 2017, moving closer to the historical average. Over the medium-term, residential construction activity is forecast to average around 27,200 units per year — roughly in line with the average rate of construction observed over the past couple of decades.

Business and government

Real business investment (including residential) is estimated to have increased by 5.6 per cent in 2015, up from 5.4 per cent growth observed in 2014. The improvement in investment last year primarily reflects increases in residential and non-residential construction, while investment in machinery and equipment moderated from the double-digit pace of growth recorded in 2014.

Total real dollar expenditures in BC by federal, provincial and municipal governments are estimated to have increased by 3.7 per cent in 2015, following a 0.3 per cent contraction in 2014.

Outlook

Real business investment (including residential) is forecast to rise by 7.6 per cent in 2016, led by gains in residential construction and supported by increases in non-residential construction and machinery and equipment. Total business investment is projected to grow by 3.9 per cent in 2017 and then average 3.5 per cent growth annually from 2018 to 2020.

Combined real spending by the three levels of government (federal, provincial and municipal) on goods and services in BC is forecast to increase by 1.9 per cent in 2016. Government spending is then projected to rise by 0.7 per cent in 2017 followed by annual growth of about 1.1 per cent on average in the medium-term.

The Ministry projects net operating surplus of corporations (an approximation of corporate profits) to increase by 6.8 per cent in 2016, following an estimate of 0.0 per cent growth in 2015. Net operating surplus is forecast to rise by 5.3 per cent in 2017 and then average 5.4 per cent growth per year from 2018 to 2020.

External trade and commodity markets

Low energy and metal prices continue to weigh on the value of BC’s goods exports. Year-to-date to June, international merchandise exports decreased 0.7 per cent compared to the same period of 2015. This contraction primarily reflects lower prices for metals, minerals and energy products alongside reduced global demand. During the first half of 2016, gains in exports of forestry products and building and

First Quarterly Report 2016/17

Economic Review and Outlook

packaging materials (+5.1 per cent) and consumer goods (+9.1 per cent) partially offset significant declines in exports of BC’s energy products (-6.5 per cent) and metal ores and non-metallic minerals (-11.0 per cent). So far this year, exports to the US are up 7.9 per cent year-to-date to June while exports to all other international destinations (including key markets such as China and Japan) are down 8.8 per cent.

Chart 2.6 BC exports

Source: BC Stats

Shipments of BC’s manufactured goods increased 1.2 per cent year-to-date to June. During this period, gains were led by increased shipments of wood products (+8.6 per cent) and primary metals (+24.6 per cent), which worked to offset notable declines in shipments of fabricated metal products (-5.2 per cent) and paper products (-7.9 per cent) relative to the same period of 2015.

Prices for most metals and minerals fell during the first seven months of 2016 compared to the same period last year, primarily due to softer demand in China. Year-to-date to July, notable declines occurred in prices for aluminum (-11.6 per cent), copper (-19.4 per cent), lead (-6.0 per cent), molybdenum (-19.9 per cent), nickel (-33.2 per cent), and zinc (-12.2 per cent). In contrast, the average price for gold (+3.7 per cent) and silver (+0.7 per cent) rose during this period.

After beginning 2016 at $267 US/000 board feet in January, the monthly price of SPF lumber gradually increased to average $324 US/000 board feet in July. Year-to-date to July, the price of lumber averaged $299 US/000 board feet, up 1.8 per cent compared to the first seven months of 2015.

The price of pulp fell steadily throughout 2015 and hit a low of $790 US per tonne in early 2016. Year-to-date to July, the price of pulp averaged $799 US per tonne, down 7.9 per cent compared to the same period of 2015.

The price of oil continues to hover around historically low levels, with the global glut of oil supply outweighing reduced demand. The daily West Texas Intermediate (WTI) oil price averaged just $40.25 US per barrel year-to-date to July, down from $52.89 US per barrel during the same period of 2015. Meanwhile, the price of natural gas continued to fall sharply throughout the first half of this year, hitting a low of $0.35 C/GJ in May 2016. Year-to-date to July, the Plant Inlet price averaged just $0.65 C/GJ — well below the $1.48 C/GJ observed during the same period of 2015.

First Quarterly Report 2016/17

Economic Review and Outlook

Outlook

Given lower global demand, real exports of goods and services are forecast to decline by 1.0 per cent in 2016, following an estimated annual gain of 1.0 per cent in 2015. Alongside gradual improvements in the global economy, the pace of real export growth is projected to pick up in 2017 to reach 1.9 per cent. Over the medium-term, real exports are forecast to average around 2.4 per cent growth annually.

The price of Western spruce-pine-fir (SPF) lumber is forecast to average $306 US/000 board feet this year, up from $282 US/000 board feet observed in 2015. Lumber prices are anticipated to increase to $318 US/000 board feet in 2017 and then average $300 US/000 board feet over the medium-term.

The price of natural gas is expected to average $0.94 C/GJ this fiscal year and then rise gradually over the forecast horizon to reach $1.53 C/GJ in 2018/19.

Commodity prices may be volatile in the near-term due to ongoing global economic uncertainty, potential for further slowing of the Chinese economy, and fluctuations in petroleum markets.

Demographics

BC’s population grew by 1.0 per cent in the January to March quarter of 2016 compared to the same period of 2015. During this quarter, BC saw a net inflow of 12,493 people, as the province welcomed 7,426 people from other countries and 5,067 people from other provinces. Since the second quarter of 2015, at least 30 per cent of BC’s net interprovincial migration has originated from Alberta, with over half of the net inflow arriving from Alberta in the latest January to March quarter of 2016.

Outlook

The forecast calls for BC’s July 1st population to increase by 1.2 per cent in 2016 and by 1.3 per cent in 2017, to reach a total of 4.74 million people and 4.80 million people, respectively. Over the medium-term, the province’s population growth is projected to average 1.2 per cent annually from 2018 to 2020.

Total net migration is forecast to expand in 2016 to reach a net inflow of about 52,700 persons. Net entry of about 20,000 people from other provinces is forecast in 2016, along with an anticipated net gain of around 32,700 people from other countries. In 2017, the Ministry forecasts a total net inflow of about 51,000 individuals, followed by net inflows of about 49,900 people per year on average over the medium-term.

Inflation

Since mid-2015, the pace of inflation has risen, supported by modest increases in prices across most segments. Overall, consumer prices in BC rose 1.9 per cent year-to-date to July 2016, boosted by higher prices for items such as food, electricity and various homeowner related expenses. Meanwhile, energy prices (including natural gas and gasoline) fell year-to-date relative to the first seven months of last year, a continuation of price declines observed the year before.

Outlook

BC’s consumer price inflation is forecast to be 1.9 per cent in 2016 and then increase to average 2.0 per cent per year from 2017 to 2020. By comparison, the Canadian rate of inflation is projected to be 1.7 per cent in 2016 before increasing to average 2.0 per cent annually from 2017 to 2020 (in line with the Bank of Canada’s inflation target).

First Quarterly Report 2016/17

Economic Review and Outlook

Risks to the economic outlook

Risks to BC’s economic outlook continue to be weighted to the downside. The main risks to the current outlook include the following:

•             potential for a slowdown in domestic and Canadian economic activity;

•             renewed weakness in the US economy, particularly as interest rates increase;

•             fragility in Europe as governments and the financial system deal with elevated sovereign debt alongside weak economic growth and uncertainty associated with Brexit;

•             slower than anticipated economic activity in Asia, particularly in China, resulting in weaker demand for BC’s exports and downward pressure on global commodity prices;

•             weaker than expected inflation; and

•             exchange rate uncertainty.

External outlook

United States

US real GDP expanded by an annualized 1.1 per cent in the April to June quarter of 2016 following 0.8 per cent growth in the January to March quarter. The increase in real GDP during the second quarter reflected positive contributions from personal consumption expenditures and net exports, which were partly offset by declines in private inventory investment, residential and non-residential fixed investment, and government spending. The US Bureau of Economic Analysis also released revisions to real GDP data for the last four years, raising average annual growth for the 2012 to 2015 period to 2.2 per cent, up from the previous estimate of 2.1 per cent.

Chart 2.7 US economic growth

Source: US Bureau of Economic Analysis; * Second estimate, subject to revision

First Quarterly Report 2016/17

Economic Review and Outlook

US employment continued to improve through the first seven months of 2016, with around 186,000 jobs created on average each month (an increase in employment of 1.8 per cent year-to-date to July). The US unemployment rate averaged 4.9 per cent year-to-date to July, down 0.6 percentage points compared to the same period of 2015. Meanwhile, the US labour force participation rate averaged 62.8 per cent during the first seven months of 2016, up 0.1 percentage points from the same period of last year.

Chart 2.8 US employment

Source: US Bureau of Labor Statistics

The American housing market gradually advanced through the first seven months of 2016. Following a 10.8 per cent annual gain last year, US housing starts averaged around 1,162,000 annualized units year-to-date to July 2016. This represents a 7.4 per cent increase in residential construction compared to the same period of 2015, yet remains below the historical average pace of about 1.4 million annualized starts.

Chart 2.9 US housing starts

Source: US Census Bureau

First Quarterly Report 2016/17

Economic Review and Outlook

US new home sales averaged around 567,000 annualized units year-to-date to July, up 12.0 per cent compared to the same period of 2015. Existing home sales averaged 5.4 million annualized units year-to-date to July, an increase of 3.6 per cent compared to the first seven months of 2015. The S&P Case Shiller (20-city index) showed that national home prices were 9.0 per cent below their pre-recession peak as of May 2016. Meanwhile, around 8.0 per cent of all American mortgages had negative equity (where the home value is lower than the mortgage amount owing) as of the first quarter of 2016. Looking ahead, housing market activity in the US may face some downward pressure once interest rates continue to rise.

US retail sales increased by 2.6 per cent year-to-date to July compared to the same period last year. Meanwhile, the Conference Board’s index of consumer confidence averaged 95.7 year-to-date to July, down from an average of 97.7 observed during the first seven months of 2015.

Outlook

Consensus Economics forecasters have downgraded their US economic growth projections since Budget 2016. The August Consensus survey forecasts 1.5 per cent growth for 2016, down from the 2.4 per cent growth expected in January. Consensus analysts cited weaker than expected economic activity in the second quarter of this year and noted that growing concerns over the global outlook have increased uncertainty for the US outlook. The August Consensus forecasts US real GDP growth to be 2.3 per cent in 2017, down from their January projection of 2.5 per cent growth.

Chart 2.10  Consensus outlook for the US in 2016

Source: Consensus Economics

The chart above represents forecasts for US real GDP growth in 2016 as polled on specific dates. For example, forecasters surveyed on January 12, 2015 had an average 2016 US growth forecast of 2.8 per cent, while on August 8, 2016 they forecast 2016 US growth at 1.5 per cent.

First Quarterly Report 2016/17

Economic Review and Outlook

The Ministry is forecasting the US economy to expand by 1.5 per cent in 2016, followed by 1.9 per cent growth in 2017. The Ministry expects US real GDP to average 2.2 per cent growth annually in the 2018 to 2020 period.

Table 2.2 US real GDP forecast: Consensus vs Ministry of Finance

	2016	2017
	Per cent change in real GDP
Ministry of Finance	1.5	1.9
Consensus Economics (August 2016)	1.5	2.3

Canada

Economic growth has been uneven in recent quarters as the Canadian economy continues to adjust to low commodity prices. Following annualized growth of just 0.5 per cent in the fourth quarter of 2015, Canadian real GDP rose by 2.4 per cent in the January to March quarter of 2016. Exports were the key growth driver in the first quarter while business investment declined for the fifth consecutive quarter, reflecting lower investment in non-residential structures, machinery and equipment, and intellectual property products. By contrast, residential investment rose for the fifth consecutive quarter.

Domestic economic activity has been mixed so far in 2016. The labour market has been relatively weak across the country, with Canadian employment increasing by a modest 0.6 per cent (or around 114,900 jobs) year-to-date to July compared to the same period of 2015. After beginning the year at 7.2 per cent in January, the national unemployment rate edged lower in recent months and sat at 6.9 per cent in July. Retail sales increased by 4.5 per cent year-to-date to June compared to the first half of 2015. National housing starts rose by 6.8 per cent year-to-date to July to average around 197,400 annualized units. At the same time, unit home sales increased by 9.0 per cent (despite three consecutive monthly declines from May through July) and the average home price increased 13.8 per cent year-to-date to July.

Softer global demand and relatively weak commodity prices during the first half of 2016 led to a 4.2 per cent decrease in the value of Canadian merchandise exports compared to the same period in 2015. Year-to-date to June, sharp declines in the value of energy products exports (-31.5 per cent), metal ores and non-metallic minerals (-19.4 per cent), and metal and non-metallic minerals (-7.5 per cent) more than offset solid gains in exports of motor vehicles and parts (+20.2 per cent) and consumer goods (+11.5 per cent). Meanwhile, shipments of Canadian manufactured goods increased 0.3 per cent year-to-date to June compared to the same period of 2015.

First Quarterly Report 2016/17

Economic Review and Outlook

Outlook

Since Budget 2016, private sector economists have significantly lowered their forecast for the Canadian economy in 2016, citing negative effects of the devastating wildfires in Alberta earlier this year, uncertainties over the impact of Brexit, and soft domestic demand. The August Consensus expects Canada’s real GDP to grow by 1.2 per cent in 2016, down from the January Consensus forecast of 1.7 per cent growth. For 2017, the Consensus is calling for 2.1 per cent growth, down 0.1 percentage points from its January 2016 publication.

Chart 2.11 Consensus outlook for Canada in 2016

Source: Consensus Economics

The chart above represents forecasts for Canadian real GDP growth in 2016 as polled on specific dates. For example, forecasters surveyed on January 12, 2015 had an average 2016 Canadian real GDP growth forecast of 2.2 per cent, while on August 8, 2016 they forecast 2016 Canadian real GDP to grow by 1.2 per cent.

Acknowledging the potential for greater than anticipated weakness in commodity markets, the global economy, and domestic activity, the Ministry assumes that the Canadian economy will grow by 1.0 per cent in 2016, followed by 1.8 per cent growth in 2017. Looking further ahead, Canadian real GDP is forecast to expand by an average of 2.0 per cent annually over the medium-term.

Table 2.3         Canadian real GDP forecast: Consensus vs Ministry of Finance

	2016	2017
	Per cent change in real GDP
Ministry of Finance	1.0	1.8
Consensus Economics (August 2016)	1.2	2.1

Europe

The euro zone economy advanced at a moderate pace through the first half of 2016. After growing by an annualized 2.2 per cent in the January to March period of 2016, euro zone real GDP eased to 1.1 per cent growth in the second quarter. Overall, the region’s unemployment rate sat at 10.1 per cent in June and unemployment among euro zone youth remains elevated. Industrial production in the region continued at a modest pace, increasing by 1.1 per cent year-to-date to June.

First Quarterly Report 2016/17

Economic Review and Outlook

Since December 2015, the European Central Bank (ECB) has cut key interest rates further and has accelerated bond purchases. However, euro zone inflation has hovered around zero for over two years — well below the ECB’s target of just below 2 per cent. In July, at its first policy meeting following the Brexit vote, the ECB left interest rates and monetary policy measures unchanged. ECB President Mario Draghi stated that it was too early to determine the economic fallout of the UK referendum but stressed that the central bank stood ready to act again to support growth and inflation if necessary. In August 2016, the Bank of England introduced a package of measures in response to the change in the UK economic outlook following the Brexit vote. These measures included a 25 basis points cut to the policy rate and the purchase of an additional 60 billion pounds in government bonds over the next several months.

Outlook

The Consensus continues to anticipate modest growth in the euro zone for 2016, calling for the region’s real GDP to grow by 1.5 per cent this year. However, private sector forecasters cut their euro zone outlook for 2017 to 1.2 per cent growth (down from the January 2016 survey average of 1.7 per cent) given the increased uncertainty surrounding the impact of Brexit next year. In light of downside risks to the outlook, the Ministry assumes euro zone real GDP growth of 1.3 per cent in 2016, followed by 0.9 per cent growth in 2017.

Chart 2.12          Consensus outlook for the euro zone in 2016

Source: Consensus Economics

The chart above represents forecasts for euro zone real GDP growth in 2016 as polled on specific dates. For example, forecasters surveyed on January 12, 2015 had an average 2016 euro zone growth forecast of 1.6 per cent, while on August 8, 2016 they forecast euro zone growth of 1.5 per cent in 2016.

Asia

Economic activity in Japan remains relatively stagnant, tempered by weak investment and structural factors. Japan’s economy advanced by 0.5 per cent in 2015 following no annual growth in 2014. While Japan’s economy expanded by an annualized 2.0 per cent in the first quarter of 2016, economic activity slowed to just 0.2 per cent growth in the April to June period of this year. In July 2016, the Bank of Japan eased monetary policy measures in an effort to support growth. Furthermore in August, policymakers announced additional fiscal stimulus (including new infrastructure spending and a delay in a sales tax hike) to address uneven domestic economic growth and concerns over slower global economic activity.

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China’s real GDP has been on a downward trend since 2010 as policymakers aim to transition the economy away from industrialized growth and towards a consumer-driven economy. On a year-over-year basis, China’s economy advanced 6.7 per cent in both the first and second quarters of 2016, supported by a strong housing market and fiscal and monetary stimulus measures introduced in late 2015 and early 2016. Although real GDP growth remained within the Chinese government’s target range of 6.5 to 7.0 per cent through the first half of the year, China’s economy continues to face considerable downward pressure.

Outlook

The slowing trend in China’s economy is projected to continue. The August Consensus forecasts China’s real GDP to expand by 6.6 per cent in 2016 and 6.3 per cent in 2017. With greater potential for further slowing of the Chinese economy, the Ministry assumes that China’s real GDP will grow by 6.2 per cent in 2016 and by 6.1 per cent in 2017.

Financial markets

Interest rates

The Bank of Canada’s overnight target rate remains at 0.5 per cent, unchanged since July 2015, when the central bank cut the rate by 25 basis points in response to a sluggish Canadian economy. The Bank’s July 2016 Monetary Policy Report included modest downgrades to its global growth projections given the considerable uncertainty surrounding the Brexit process. Looking ahead, the Bank of Canada expects inflation to move towards 2.0 per cent in 2017.

Chart 2.13           Interest rate forecasts

Sources: Bank of Canada, US Federal Reserve and BC Ministry of Finance forecast.

The US Federal Reserve has kept its monetary stance unchanged since December 16, 2015, when it increased the range for the federal funds rate to 0.25 to 0.50 per cent (from 0.00 to 0.25 per cent). In July 2016, the Fed acknowledged an improvement in the US labour market but noted a softening in business investment along with weak inflation. As such, the Fed expects economic conditions to evolve in a manner that will warrant only gradual increases to the federal funds rate.

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Outlook

The Ministry assumes that the Bank of Canada’s overnight target rate will average 0.5 per cent in 2016 and 2017, based on the average of six private sector forecasts. The same six private sector forecasters anticipate that the US federal funds rate will remain within the 0.25 to 0.50 per cent range for the rest of 2016. Thereafter, private sector analysts are calling for a gradual increase to the federal funds rate throughout next year, to average 1.0 per cent in the fourth quarter of 2017.

These analysts are forecasting the Canadian three-month Treasury bill interest rate to average 0.5 per cent in both 2016 and 2017. Meanwhile, they expect the ten-year Government of Canada bond rate to average 1.2 per cent in 2016 and 1.5 per cent in 2017.

Table 2.4 Private sector Canadian interest rate forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2016	2017	2016	2017
IHS Global Insight	0.5	0.6	1.3	2.0
CIBC	0.5	0.5	1.3	1.6
Bank of Montreal	0.5	0.5	1.2	1.3
Scotiabank	0.5	0.6	1.1	1.1
TD	0.5	0.5	1.2	1.4
RBC	0.5	0.5	1.2	1.6
Average (as of July 18, 2016)	0.5	0.5	1.2	1.5

Exchange rate

After beginning the year at 71.6 US cents, slight increases in the price of oil and other commodities have contributed to the recent modest appreciation of the Canadian dollar. Overall, the loonie averaged 75.4 US cents during the first seven months of 2016, down from the 80.5 US cents average observed during the same period of 2015.

Chart 2.14 Private sector expectations for the Canadian dollar

Sources: Bank of Canada and BC Ministry of Finance forecasts

* Based on the average of private sector forecasts. Budget 2016 as of January 4, 2016 and First Quarterly Report as of July 18, 2016.

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Outlook

An average of six private sector forecasts as of July 18, 2016 calls for the Canadian dollar to average 75.5 US cents in 2016 and 77.2 US cents in 2017. The Ministry’s exchange rate outlook is based on these private sector forecasts.

Table 2.5 Private sector exchange rate forecasts

Average annual exchange rate (US cents/Can $)	2016	2017
IHS Global Insight	75.7	78.9
CIBC	75.4	76.1
Bank of Montreal	75.7	77.7
Scotiabank	76.1	78.7
TD	75.4	75.6
RBC	75.0	76.4
Average (as of July 18, 2016)	75.5	77.2

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Table 2.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2014	2015 [e]	2016	2017	2018	2019	2020

Gross Domestic Product at Market Prices:
– Real (chained 2007 $ billions)	222.9	228.8	234.9	240.2	245.8	251.5	257.3
(% change)	3.2	2.7	2.7	2.2	2.3	2.3	2.3
– Nominal (current prices $ billions)	237.2	245.4	255.7	266.3	277.7	289.7	302.2
(% change)	4.7	3.5	4.2	4.2	4.3	4.3	4.3
– GDP price deflator (2007 = 100)	106.4	107.3	108.8	110.9	113.0	115.2	117.5
(% change)	1.4	0.8	1.5	1.9	1.9	2.0	2.0
Real GDP per person (chained 2007 $)	48,048	48,853	49,560	50,029	50,564	51,114	51,668
(% change)	2.0	1.7	1.4	0.9	1.1	1.1	1.1
Real GDP per employed person (% change)	2.6	1.4	0.2	1.1	1.1	1.1	1.0
Unit labour cost[1] (% change)	0.6	0.8	0.7	1.7	1.7	1.8	1.8

Components of Real GDP at Market Prices (chained 2007 $ billions)

Household expenditure on goods and services	140.4	145.9	150.9	155.0	158.9	163.0	167.3
(% change)	3.5	3.9	3.5	2.7	2.5	2.6	2.6
– Goods	56.5	59.2	61.3	62.6	63.9	65.2	66.6
(% change)	4.2	4.8	3.4	2.1	2.1	2.1	2.1
– Services	83.8	86.5	89.6	92.3	94.9	97.6	100.5
(% change)	3.1	3.2	3.5	3.1	2.8	2.9	2.9
NPISH[2] expenditure on goods and services	3.4	3.4	3.4	3.4	3.4	3.5	3.5
(% change)	0.1	0.3	0.7	0.8	0.8	0.8	0.9
Government expenditure on goods and services	39.1	40.6	41.3	41.6	41.9	42.4	43.0
(% change)	-0.3	3.7	1.9	0.7	0.7	1.3	1.2
Investment in fixed capital	50.9	53.3	57.6	59.1	61.1	62.8	64.5
(% change)	6.2	4.8	8.0	2.6	3.3	2.8	2.8
Final domestic demand	233.6	242.9	253.0	258.9	265.1	271.5	278.0
(% change)	3.4	4.0	4.2	2.3	2.4	2.4	2.4
Exports goods and services	90.3	91.2	90.2	91.9	94.1	96.2	98.6
(% change)	2.7	1.0	-1.0	1.9	2.3	2.3	2.5
Imports goods and services	101.4	104.7	107.3	109.9	112.6	115.5	118.7
(% change)	4.7	3.2	2.5	2.4	2.4	2.6	2.8
Inventory change	1.5	0.5	0.1	0.3	0.3	0.3	0.3
Statistical discrepancy	0.2	0.2	0.2	0.2	0.2	0.2	0.2
Real GDP at market prices	222.9	228.8	234.9	240.2	245.8	251.5	257.3
(% change)	3.2	2.7	2.7	2.2	2.3	2.3	2.3

1    Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

2    Non-profit institutions serving households.

e     Ministry of Finance estimate.

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Table 2.6.2 Selected Nominal Income and Other Indicators: British Columbia

				Forecast
	2014	2015		2016	2017	2018	2019	2020
Compensation of employees[1] ($ millions)	118,947	123,073	[e]	127,245	132,369	137,764	143,438	149,344
(% change)	3.9	3.5		3.4	4.0	4.1	4.1	4.1
Household income ($ millions)	210,217	217,140	[e]	224,226	232,279	240,998	250,294	260,030
(% change)	3.2	3.3		3.3	3.6	3.8	3.9	3.9
Net operating surplus ($ millions)	22,374	22,377	[e]	23,899	25,164	26,521	27,955	29,469
(% change)	8.4	0.0		6.8	5.3	5.4	5.4	5.4
Retail sales ($ millions)	66,273	70,272		74,051	76,813	79,590	82,484	85,476
(% change)	5.6	6.0		5.4	3.7	3.6	3.6	3.6
Housing starts (units)	28,356	31,446		40,000	29,280	27,494	26,995	27,012
(% change)	4.8	10.9		27.2	-26.8	-6.1	-1.8	0.1
Consumer price index (2002 = 100)	118.9	120.2		122.5	125.0	127.5	130.1	132.7
(% change)	1.0	1.1		1.9	2.0	2.0	2.0	2.0

1 Domestic basis; wages, salaries and employers’ social contributions.

e Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators: British Columbia

			Forecast
	2014	2015	2016	2017	2018	2019	2020
Population (thousands at July 1)	4,638	4,683	4,740	4,801	4,861	4,920	4,979
(% change)	1.2	1.0	1.2	1.3	1.3	1.2	1.2

Net in-migration (thousands)
– International[1,4]	34.0	14.7	32.7	33.9	34.6	35.4	36.5
– Interprovincial[4]	12.6	16.7	20.0	17.2	14.8	14.7	13.6
– Total	46.6	31.4	52.7	51.0	49.4	50.2	50.1
Labour force population[2] (thousands)	3,830	3,877	3,931	3,984	4,036	4,086	4,136
(% change)	1.1	1.2	1.4	1.3	1.3	1.2	1.2
Labour force (thousands)	2,425	2,458	2,519	2,549	2,582	2,617	2,651
(% change)	0.0	1.3	2.5	1.2	1.3	1.4	1.3
Participation rate[3] (%)	63.3	63.4	64.1	64.0	64.0	64.1	64.1
Employment (thousands)	2,278	2,306	2,362	2,390	2,420	2,450	2,480
(% change)	0.6	1.2	2.4	1.2	1.2	1.2	1.2
Unemployment rate (%)	6.1	6.2	6.2	6.2	6.3	6.4	6.4

1 International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.

2 The civilian, non-institutionalized population 15 years of age and over.

3 Percentage of the labour force population in the labour force.

4 Components may not sum to total due to rounding.

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Table 2.6.4 Major Economic Assumptions

				Forecast
	2014	2015		2016	2017	2018	2019	2020
Real GDP
Canada (chained 2007 $ billions)	1,748	1,767		1,784	1,816	1,853	1,890	1,928
(% change)	2.5	1.1		1.0	1.8	2.0	2.0	2.0
US (chained 2009 US$ billions)	15,982	16,397		16,643	16,959	17,316	17,696	18,086
(% change)	2.4	2.6		1.5	1.9	2.1	2.2	2.2
Japan (chained 2005 Yen trillions)	526	529		530	533	537	543	548
(% change)	0.0	0.5		0.2	0.6	0.8	1.0	1.0
China (constant 2010 US$ billions)	8,230	8,798		9,343	9,913	10,508	11,139	11,807
(% change)	7.3	6.9		6.2	6.1	6.0	6.0	6.0
Euro zone[1] (% change)	0.9	1.6		1.3	0.9	1.2	1.4	1.4
Industrial production index
US (2012 = 100)	104.9	105.2		103.7	105.4	107.8	110.3	112.8
(% change)	2.9	0.3		-1.4	1.6	2.3	2.3	2.3
Japan (2010 = 100)	98.8	97.4		95.9	96.6	97.4	98.4	99.4
(% change)	1.9	-1.4		-1.6	0.8	0.8	1.0	1.0
China (% change)	8.3	6.1		5.6	5.2	5.0	5.0	5.0
Euro zone[1] (2010 = 100)	101.3	103.4		104.7	105.9	107.4	108.9	110.4
(% change)	0.9	2.1		1.3	1.1	1.4	1.4	1.4
Housing starts[2] (thousands)
Canada	189	196		185	175	180	180	180
(% change)	0.7	3.3		-5.4	-5.4	2.9	0.0	0.0
US	1,003	1,112		1,125	1,100	1,100	1,100	1,100
(% change)	8.5	10.8		1.2	-2.2	0.0	0.0	0.0
Japan	894	909		910	880	880	880	880
(% change)	-8.8	1.8		0.1	-3.3	0.0	0.0	0.0
Consumer price index
Canada (2002 = 100)	125.2	126.6		128.8	131.3	134.0	136.6	139.4
(% change)	2.0	1.1		1.7	2.0	2.0	2.0	2.0
Canadian interest rates (%)
3-month treasury bills	0.9	0.5		0.5	0.5	1.4	2.4	3.4
10-year government bonds	2.2	1.5		1.2	1.5	2.4	3.4	4.4
United States interest rates (%)
3-month treasury bills	0.0	0.1		0.3	0.6	1.6	2.6	3.5
10-year government bonds	2.5	2.1		1.7	1.9	2.9	3.9	4.8
Exchange rate (US cents / Canadian $)	90.5	78.2		75.5	77.2	79.7	81.9	82.6
British Columbia goods and services
Export price deflator (% change)	3.2	2.5	[e]	3.1	3.0	2.9	2.8	2.7

1 Euro zone (19) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.

2 British Columbia housing starts appear in Table 2.6.2.

e Ministry of Finance estimate.

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Long-run economic prospects in BC

Introduction

In the 2015 report Monitoring Fiscal Sustainability, the Auditor General of British Columbia recommended that government “report publicly on its assessment of the province’s long-term fiscal sustainability.” A first step in this process is to assess long-term economic prospects in BC since the economy helps shape fiscal conditions (both opportunities and pressures).

To assess long-run growth prospects, analysts look beyond short-term economic cycles (caused by changes in demand) towards structural factors that determine an economy’s long-run capacity to produce goods and services. Generally speaking, long-run economic capacity and growth depend on labour supply (how many hours are worked in an economy) and labour productivity (how much output is produced in each hour of work). Historical trends observed in both of these variables have implications for long-term economic prospects in the province.

The purpose of this report is to review historical trends in BC’s labour supply and productivity performance in order to assess their potential implications for economic prospects in the decades to come. The review suggests that economic growth is likely to moderate, reflecting aging demographics. This is an issue facing numerous jurisdictions. Given these prospects, the BC government has policies in place to help the province maintain its long-run competitive advantage and fiscal sustainability. By taking a long-term perspective, government can effectively respond to emerging issues that affect British Columbians.

Labour supply

The number of labour hours supplied in an economy is shaped by demographics, which determine the size of the population and the extent to which the population works in the labour market. In BC, the annual rate of population growth has slowed over the past half-century, from close to 3 per cent in the early 1970s to around 1 per cent in recent years (see Chart 1). This slowdown in population growth has been largely attributable to falling fertility rates among British Columbians, which have been only partially offset by the moderate increase in net migration into the province over that period. A similar slowing phenomenon is occurring in many other jurisdictions, including Canada, the US and China. On an aggregate level, the global fertility rate has fallen from an average of around 5 births per woman in the early 1960s to under 3 births per woman in recent years, while the annual rate of global population growth has slowed from around 2 per cent to closer to 1 per cent over this time horizon.1

Chart 1 — BC population growth

Source: Statistics Canada and BC Stats forecast (as of July 2016)

At the same time, people are living longer than ever due to better health care and medical technology, as well as healthier lifestyles and higher living standards. Together with the effects of the baby boom (a twenty-year period of heightened fertility after the Second World War), this increase in average life expectancy amid falling fertility rates has resulted in an overall aging of the BC population over the past several decades, despite fluctuating growth in the number of school age children aged 5 to 19 and growth in the number of adults aged 20 to 64.

1 International and global demographic data from the World Bank.

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Indeed, the share of British Columbians aged 65 years and over grew from about 9 per cent in 1975 to about 17 per cent in 2015 (see Chart 2). Similar trends have been observed across Canada, and in Newfoundland and Labrador in particular where the share of senior citizens increased from about 6 per cent in the early 1970s to about 18 per cent in 2015. Populations are also aging rapidly in many advanced nations including Japan, Italy, Spain and Germany, as well as some developing nations including China.1 Looking ahead, BC Stats projects the share of British Columbians aged 65 years and over to rise further to 25 per cent by 2035 (as growth in the number of seniors outstrips growth in the number of school age children and adults), with the annual rate of provincial population growth slowing to around 0.8 per cent by that time.

Chart 2 — Share of BC population over 65 years old

Source: Statistics Canada and BC Stats forecast (as of July 2016)

Slowing growth of the overall population limits the possible rate of growth of BC’s labour supply. In addition, the changing age structure of the population impacts the number of hours worked. Although factors such as improving health and longevity have resulted in many workers delaying retirement, people aged 65 and older continue to participate less in the labour force than younger age groups.2 As displayed in Chart 3, on average only 12.7 per cent of British Columbians aged 65 and over participated in the labour force in 2015, compared to 61.8 per cent of youths aged 15 to 24 years, 84.9 per cent of adults aged 24 to 54 years, and 63.0 per cent of older adults aged 55 to 64 years.

Chart 3 — BC labour force participation rates

Source: Statistics Canada

The labour force participation rate of adults has generally trended upwards over the past few decades. However, this occurred primarily among women (alongside falling fertility rates) and in the long-run the average participation rate of women will likely converge towards that of men. Furthermore, youths’ labour force participation rate has declined in recent decades (partly due to increased emphasis on post-secondary education), and the average hours worked per employee has been trending lower alongside a rising share of part-time employment. There is also some evidence to suggest that physicians, managers, business and financial professionals, and others are tending to work fewer hours in recent years, which may reflect changing preferences around work-life balance. These long-term trends point towards continued slowing in British Columbia’s labour supply in the coming decades, the reason proactive initiatives to smooth labour market frictions (such as BC’s Skills for Jobs Blueprint) have been a government priority.

Productivity

Productivity growth is vital to an economy’s long-term prospects and sustained improvements in quality of life. In essence, productivity is about how effectively labour effort is translated into higher output. Long-run

2 Generally speaking, participation in the labour force involves working or actively seeking work.

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real wage rates are tied to productivity since businesses cannot remain profitable if they pay workers more than the value of their output. Furthermore, productivity growth is essential to mitigating the impact of slowing labour supply on aggregate economic growth by allowing more output to be created by fewer workers.

However, average Canadian productivity growth has fallen from over 3 per cent per year in the late 1960s to closer to 1 per cent in recent years (see Chart 4). Although historical productivity data for BC are limited, analysts believe that the province has experienced a similar slowdown in productivity growth as observed at the national level. Slowing productivity growth has also been a challenge across developed economies. For example, average annual productivity growth of the Group of Seven (G7) nations — consisting of Canada, France, Germany, Italy, Japan, the United Kingdom and the United States — dropped from around 3 per cent in the 1970s to below 1 per cent over the past few years.3

Chart 4 — BC and Canadian productivity growth

Source: Statistics Canada and BC Ministry of Finance calculations

Economists tend to agree that an educated and skilled workforce, a sound policy environment, and access to capital and new technology are important ingredients for productivity growth. The BC government actively supports all of these areas. The level of educational attainment in BC has improved over the years, with more British Columbians attending post-secondary institutions than ever before. In addition, a variety of provincial and national public policies have been implemented since the 1990s that would be expected to bolster productivity. Examples of such policies include the implementation of an inflation targeting regime to stabilize prices, the introduction of trade agreements to reduce international barriers, and the elimination of corporate capital taxes to promote investment.

The amount of capital and technology available to workers in BC has generally trended upwards over the past few decades as well. However, similar to other economies (such as Ontario and Quebec), the level of business investment in intellectual property products and machinery and equipment in BC has leveled off somewhat over the past decade. Though the moderation in investment may be playing a role in BC and Canada’s modest productivity performance, it is a relatively recent phenomenon and therefore likely does not explain the apparent downward trend in productivity growth underway since the 1970s. The specific reasons for the decline in productivity are therefore unclear.

Research continues on the reasons for variation in productivity growth across time, jurisdictions and industries. New research is taking place in Canada using firm-level data, largely through the Canadian Center for Data Development and Economic Research which was established at Statistics Canada in October 2012. The BC Ministry of Finance is studying this pioneering research and is engaged in discussions with Canadian firm-level productivity researchers. With many productivity-enhancing public policies already in place, research on business behaviour is all the more important as economists endeavour to understand this vital component of economic growth and wellbeing.

Implications

Projected slowing in labour supply growth (largely due to aging demographics) and an uncertain outlook for productivity places

3 International productivity data from the Organization for Economic Co-operation and Development (OECD).

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downward pressure on economic growth in the longer term, which has implications for living standards, government revenues and corporate profits in BC as in many other jurisdictions. However, moderating economic growth is not a certainty going forward. There are various events that may unfold that could serve to bolster economic prospects.

Individuals, governments and businesses adapt to changing circumstances. For instance, as older British Columbians retire, potential labour shortages could put upward pressure on wage rates and thereby incent more individuals to participate in the labour force. Governments could adjust policies to increase international immigration and help smooth the transition of immigrants into the local workforce. At the same time, increasing competitive pressures may spur business investment in productivity-enhancing equipment and technology.

In addition, other trends have the potential to shape BC’s economic future. Increasing globalization and competition from emerging markets, the effects of climate change and technological progress, and the transition towards a more service-based economy — not to mention unforeseen events — could work to undermine or augment current economic projections. However, despite the uncertainties and caveats, most economists agree that the gradual downward trend in economic growth observed over the past half-century across many jurisdictions including BC and Canada (as displayed in Chart 5) may continue over the longer term.

Chart 5 — BC and Canadian real GDP growth

Source: Statistics Canada

*Canadian GDP prior to 1981 is in 2002 dollars

Conclusions

Demographics and productivity trends point towards moderating long-term economic growth amid an aging population in BC and abroad. BC government initiatives are underway to help ensure fiscal sustainability and maintain the province’s competitive advantage, including the following:

•        regular long-term population projections by BC Stats and annual 10 year workforce projections in the BC Labour Market Outlook,

•        initiatives that foster a diverse economy and export partnerships, such as the BC Jobs Plan and regular trade missions to key emerging markets,

•        skills training and labour force development programs such as WorkBC, BC’s Skills for Jobs Blueprint, the Sector Labour Market Partnerships Program and the Canada-BC Job Grant,

•        programs that support skills training specifically for BC’s Aboriginal people, such as the Aboriginal Community-Based Training Partnerships program and programs funded by the Aboriginal Skills Training Development Fund,

•        streamlined immigration pathways and services including the Provincial Nominee Program and WelcomeBC,

•        ongoing productivity research,

•        establishment of the BC Tech Fund to encourage growth in the province’s high technology sector,

•        strategic investment in infrastructure, including asset condition monitoring and 10 year capital planning within an affordability framework,

•        competitive taxation policy, including the lowest general corporate income tax rate among provinces, the elimination of capital taxation, and one of the lowest overall tax burdens for families in Canada, and

•        establishment of the Commission on Tax Competitiveness.

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These measures will benefit British Columbians regardless of what the future holds. Government will continue its work to address long-run issues while maintaining fiscal discipline and tabling balanced budgets in support of its AAA credit rating.

References

Auditor General of British Columbia. (2015). Monitoring fiscal sustainability.

Bartlett, R., Bendiner, J., & Kolaj, A. (2015). From a longer-term growth perspective, West is still the best. TD Economics.

Beach, C. M. (2008). Canada’s aging workforce: participation, productivity, and living standards. Bank of Canada.

Bloom, D. E., Canning, D., & Fink, G. (2010). Implications of population ageing for economic growth. Oxford Review of Economic Policy. 26(4), 583-612.

Drummond, D. (2011). Confessions of a serial productivity researcher. International Productivity Monitor. 2, 3-10.

Drummond, D., & Bentley, A. (2010). The productivity puzzle: why is the Canadian record so poor and what can be done about it? TD conomics.

Drummond, D., & Capeluck, E. (2015). Long-term fiscal and economic projections for Canada and the provinces and territories, 2014-2038. Centre for the Study of Living Standards.

Government of Canada. (2012). Economic and fiscal implications of Canada’s aging population.

Labelle, A. (2015). The new normal: low rates in advanced economies for the long run. TD Economics.

OECD (2015). The future of productivity.

Ontario Ministry of Finance. (2014). Ontario’s long-term report on the economy.

First Quarterly Report 2016/17

APPENDIX — FISCAL PLAN UPDATE

Table A1 Material Assumptions — Revenue

	Budget		Updated
Revenue Source and Assumptions	Estimate		Forecast		Plan		Plan
($ millions unless otherwise specified)	2016/17				2017/18		2018/19		2016/17 Sensitivities
Personal income tax *		$8,216		$9,327		$8,979		$9,358
Current calendar year assumptions
Household income growth	3.6%		3.3%		3.6%		3.8%		+/- 1% point change in 2016 BC household income growth equals +/- $90 to $110 million
Compensation of employees growth	3.9%		3.4%		4.0%		4.1%
Tax base growth	3.4%		2.5%		2.9%		3.5%
Average tax yield	5.24%		5.29%		5.33%		5.37%
Current-year tax		$7,896		$8,324		$8,633		$8,998
Prior year’s tax assessments		$360		$390		$400		$410
Unapplied taxes		$90		$90		$90		$90
BC Tax Reduction	-$	151	-$	156	-$	159	-$	162
Non-refundable BC tax credits	-$	90	-$	91	-$	86	-$	86
Policy neutral elasticity **	1.2		1.1		1.1		1.1		+/- 0.5 change in 2016 BC policy neutral elasticity equals +/- $130 to $150 million
Fiscal year assumptions
Prior-year adjustment		$0		$682

2015 Tax-year	2015 Assumptions
Household income growth	3.2%		3.3%

+/- 1% point change in 2015 BC household or taxable income growth equals +/- $90 to $100 million one-time effect (prior-year adjustment) and could result in an additional +/-$70 to $90 million base change in 2016/17

Tax base growth	1.5%		7.0%
Average 2015 tax yield	5.38%		5.43%
2015 tax		$7,834		$8,339
2014 & prior year’s tax assessments		$350		$420
Unapplied taxes		$90		$90
BC Tax Reduction	-$	146	-$	151
Non-refundable BC tax credits	-$	89	-$	90
Policy neutral elasticity **		0.6	2.7

* Reflects information as at August 22, 2016.

** Ratio of annual per cent change in current-year revenue to annual per cent change in personal income (calendar year).

Corporate income tax *		$2,791		$2,982		$3,056		$3,207
Components of revenue (fiscal year)
Instalments - subject to general rate		$2,530		$2,628		$2,700		$2,825
Instalments - subject to small business rate		$295		$306		$313		$326
Non-refundable BC tax credits	-$	96	-$	96	-$	102	-$	108
Advance instalments		$2,729		$2,838		$2,911		$3,043
International Business Activity Act refunds	-$	20	-$	20	-$	25	-$	25
Prior-year settlement payment		$82		$164		$170		$189
Current calendar year assumptions
National tax base ($ billions)		$293.6	$303.8			$304.3	$307.0		+/- 1% change in the 2016 national tax base equals +/- $20 to $30 million
BC instalment share of national tax base	11.6%		11.6%		12.1%		12.3%
Effective tax rates (general/small business)	11.0 / 2.5		11.0 / 2.5		11.0 / 2.5		11.0 / 2.5
Share of the BC tax base subject to small business rate	33.9%		33.9%		33.8%		33.7%		+/- 1% point change in the 2016 small business share equals -/+ $20 to $30 million
BC tax base growth (post federal measures)	4.5%		6.8%		4.6%		4.1%
BC net operating surplus growth	3.7%		6.8%		5.3%		5.4%

2015 Tax-year	2015 Assumptions								+/- 1% change in the 2015 BC tax base equals +/- $30 to $40 million in 2016/17
BC tax base growth (post federal measures)	3.3%		6.3%
BC net operating surplus growth	-1.3%		0.0%
Gross 2015 tax		$2,773		$2,855
Prior-year settlement payment		$82		$164
Prior years losses/gains (included in above)	-$	40	-$	40
Non-refundable BC tax credits	-$	88	-$	88

* Reflects information as at August 22, 2016.

Net cash received from the federal government and cash refunds under the International Business Activity Act are used as the basis for estimating revenue. Due to lags in the federal collection and instalment systems, changes to the BC net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2016/17 instalments from the federal government reflects two-third of payments related to the 2016 tax year (paid during Apr-July 2016 and adjusted in Sept and Dec) and one-third of 2017 payments. Instalments for the 2016 (2017) tax year are based on BC’s share of the national tax base for the 2014 (2015) tax year and a forecast of the 2016 (2017) national tax base. BC’s share of the 2014 national tax base was 11.60%, based on tax assessments as of December 31, 2015. Cash adjustments for any under/over payments from the federal government in respect of 2015 will be received/paid on March 31, 2017.

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2016/17		2017/18	2018/19	2016/17 Sensitivities
Provincial sales tax	$6,296	$6,396	$6,664	$6,941
Provincial sales tax base growth (fiscal year)	4.8%	5.8%	4.2%	4.2%	+/- 1% point change in the 2016 consumer expenditure growth equals up to +/- $30 million
Calendar Year
Nominal consumer expenditure	4.8%	5.4%	4.7%	4.5%
Nominal business investment	5.6%	9.5%	5.2%	5.0%
Other expenditures	4.9%	2.8%	4.0%	4.6%
Components of Provincial sales tax revenue					+/- 1% point change in the 2016 business investment growth equals up to +/- $10 million
Consolidated Revenue Fund	$6,289	$6,389	$6,657	$6,934
BC Transportation Financing Authority	$7	$7	$7	$7
Fuel and carbon taxes	$2,182	$2,184	$2,210	$2,240
Calendar Year
Real GDP	2.4%	2.7%	2.2%	2.3%
Gasoline volumes	0.0%	0.0%	0.0%	0.0%
Diesel volumes	2.0%	2.0%	2.0%	2.0%
Natural gas volumes	2.4%	2.7%	2.2%	2.3%
Carbon tax rates (July 1)
Carbon dioxide equivalent emissions ($/tonne)	$30	$30	$30	$30
Natural gas (cents/gigajoule)	148.98 ¢	148.98 ¢	148.98 ¢	148.98 ¢
Gasoline (cents/litre)	6.67 ¢	6.67 ¢	6.67 ¢	6.67 ¢
Light fuel oil (cents/litre)	7.67 ¢	7.67 ¢	7.67 ¢	7.67 ¢

Carbon tax revenue	$1,234	$1,208	$1,227	$1,249

Components of fuel tax revenue
Consolidated Revenue Fund	$513	$521	$525	$530
BC Transit	$12	$12	$12	$12
BC Transportation Financing Authority	$423	$443	$446	$449
	$948	$976	$983	$991
Property taxes	$2,305	$2,296	$2,392	$2,500
Calendar Year
Consumer Price Index	1.9%	1.9%	2.0%	2.0%	+/- 1% point change in 2016 new construction & inflation growth equals up to +/- $20 million in residential property taxation revenue
Housing starts (units)	29,403	40,000	29,280	27,494
Home owner grants (fiscal year)	$825	$809	$821	$834
Components of revenue
Residential (net of home owner grants)	$782	$800	$826	$855
Non-residential	$1,211	$1,197	$1,251	$1,318	+/- 1% change in 2016 total business property assessment value equals up to +/- $20 million in non-residential property taxation revenue
Rural area	$97	$93	$97	$100
Police	$36	$33	$33	$33
BC Assessment Authority	$88	$87	$89	$92
BC Transit	$91	$86	$96	$102
Other taxes	$2,514	$3,469	$3,042	$2,972
Calendar Year
Population	1.2%	1.2%	1.3%	1.3%
Consumer Price Index	1.9%	1.9%	2.0%	2.0%
Housing starts	-6.5%	27.2%	-26.8%	-6.1%
Real GDP	2.4%	2.7%	2.2%	2.3%
Nominal GDP	4.0%	4.2%	4.2%	4.3%
Fiscal Year Assumptions for 15% additional property transfer tax in Vancouver
Total number of unit sales			40,000	40,000
Percentage of foreign purchasers			5.0%	5.0%
Average purchase price for foreigners (000)			$850	$850
Components of revenue					+/- 5% change to 2016 housing starts equals +/- $30 to 50 million in property transfer revenue, depending on property values
Property transfer	$1,239	$2,204	$1,767	$1,687
15% additional tax (included in above) *		$165	$255	$255
Tobacco	$755	$735	$735	$735
Insurance premium	$520	$530	$540	$550

* The tax was effective August 2, 2016 and the estimate for 2016/17 is roughly 65% of the full year forecast.

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue (continued)

	Budget		Updated
Revenue Source and Assumptions	Estimate		Forecast		Plan		Plan
($ millions unless otherwise specified)	2016/17				2017/18		2018/19		2016/17 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other *		$1,033		$1,110		$920		$853
Natural gas price

+/- $0.25 change in the natural gas price equals +/- $25 to 35 million, including impacts on production volumes and royalty program credits, but excluding any changes from byproducts revenue (e.g. butane, ethane, propane) Sensitivities can also vary significantly at different price levels

Plant inlet, $Cdn/gigajoule		$1.04		$0.94		$1.39		$1.53
Sumas, $US/ MMBtu		$1.96		$1.90		$2.32		$2.50
Natural gas production volumes
Billions of cubic metres	44.0		42.4		39.0		40.6
Petajoules	1,748		1,682		1,545		1,610
Annual per cent change	0.0%		-7.9%		-8.1%		4.2%

Oil price ($US/bbl at Cushing, Ok)		$45.17		$46.56		$55.60		$60.61
									+/- 1% change in natural gas volumes equals +/- $1 million on natural gas royalties
Auctioned land base (000 hectares)	60		93		50		40
Average bid price/hectare ($)		$252		$111		$140		$160
Cash sales of Crown land tenures		$15		$10		$7		$6	+/- 1 cent change in the exchange rate equals +/- $3 million on natural gas royalties
Metallurgical coal price ($US/tonne, fob West Coast)		$85		$84		$87		$92
Copper price ($US/lb)		$2.27		$2.17		$2.25		$2.43

Annual electricity volumes set by treaty	4.1		4.1		4.0		4.0		+/- US$10 change in the average Metallurgical coal price equals +/- $30 to $40 million
(million mega-watt hours)
Mid-Columbia electricity price		$24		$25		$27		$29
($US/mega-watt hour)									+/- 10% change in the average Mid-Columbia electricity price equals +/- $13 million

Exchange rate (US¢/ Cdn$, calendar year)	73.1		75.5		77.2		79.7
Components of revenue
Bonus bid auction sales:
Deferred revenue		$569		$569		$300		$201

Based on a recommendation from the Auditor General to be consistent with generally accepted accounting principles, bonus bid revenue recognition reflects nine-year deferral of cash receipts from the sale of Crown land tenures

Current-year cash (one-ninth)		$1		$1		$1		$1
Fees and rentals		$63		$59		$59		$59
Total bonus bids, fees and rentals		$633		$629		$360		$261
Natural gas royalties		$128		$189		$252		$275
Petroleum royalties		$46		$63		$70		$70
Columbia River Treaty electricity sales		$111		$115		$123		$124
Oil and Gas Commission fees and levies		$47		$43		$47		$48
Coal, metals and other minerals revenue:
Coal mineral tax		$28		$35		$32		$34
Net metals and other minerals tax		$4		$3		$2		$6
Economic Community Development
Agreement recoveries related to metal mines		$11		$11		$12		$12
Coal tenures		$8		$8		$8		$8
Miscellaneous mining revenue		$17		$14		$14		$15
Total coal, metals and other minerals revenue		$68		$71		$68		$75

Royalty programs and infrastructure credits
Deep drilling	-$	90	-$	77	-$	110	-$	144
Road and pipeline infrastructure	-$	42	-$	20	-$	31	-$	52
Total	-$	132	-$	97	-$	141	-$	196
Implicit average natural gas royalty rate	7.0%		12.1%		11.7%		11.1%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates.

Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.

* Reflects information as at August 5, 2016.

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue (continued)

	Budget		Updated
Revenue Source and Assumptions	Estimate		Forecast		Plan		Plan
($ millions unless otherwise specified)	2016/17				2017/18		2018/19		2016/17 Sensitivities
Forests *		$812		$900		$919		$936
Prices (calendar year average)									+/- US$50 change in SPF price equals +/- $120 to $140 million
SPF 2x4 ($US/thousand board feet)		$288		$306		$318		$300
Random Lengths Composite
($US/thousand board feet)		$323		$344		$348		$330	+/- US$50 change in pulp price equals +/-$5 to $10 million
Pulp ($US/tonne)		$840		$798		$795		$795
Coastal log ($Cdn/cubic metre);									+/- Cdn$10 change in average log price equals +/-$10 to $20 million
Vancouver Log Market		$100		$112		$100		$100

Crown harvest volumes (million cubic metres)
Interior	48.8		48.8		48.6		48.5		+/- 10% change in Interior harvest volumes equals
Coast	13.2		13.2		13.4		13.5
Total	62.0		62.0		62.0		62.0		+/- $50 to $65 million
BC Timber Sales (included in above)	11.8		11.8		11.8		11.8		+/- 10% change in Coastal harvest volumes equals

Stumpage rates ($Cdn/cubic metre)									+/- $10 to $15 million
Total stumpage rates		$11.34		$12.83		$13.15		$13.42	+/- 1 cent change in exchange rate equals
Components of revenue
Tenures		$448		$517		$543		$559	+/- $20 to $25 million on stumpage revenue
BC Timber Sales		$277		$300		$294		$295
Federal border tax (SLA 2006) **		$0		$1		$0		$0
Logging tax		$45		$40		$40		$40
Other CRF revenue		$19		$19		$19		$19	The above sensitivities relate to stumpage revenue only.
Recoveries		$23		$23		$23		$23

* Reflects information as at August 5, 2016.
** Relates to prior years.
Other natural resources		$502		$494		$469		$472
Components of revenue
Water rental and licences*		$430		$422		$399		$407
Recoveries		$50		$50		$48		$43
Angling and hunting permits and licences		$11		$11		$11		$11
Recoveries		$11		$11		$11		$11

* Water rentals for power purposes are indexed to Consumer Price Index.
Other revenue		$10,405		$10,441		$10,491		$10,624
Components of revenue
Fees and licences									+/- 1% point change in BC’s population growth equals
Medical Services Plan (MSP) premiums		$2,549		$2,517		$2,552		$2,666
Consolidated Revenue Fund		$2,479		$2,447		$2,488		$2,602	+/- $20 to $30 million on MSP premium revenue
MSP recoveries		$70		$70		$64		$64
Motor vehicle licences and permits		$527		$532		$537		$544	MSP rates are assumed to increase 4 percent in 2018 only
Other Consolidated Revenue Fund		$383		$406		$439		$407
Summary consolidation eliminations	-$	17	-$	14	-$	17	-$	17
Other recoveries		$110		$110		$104		$102
Crown corporations and agencies		$105		$115		$114		$116
Post-secondary education fees		$1,751		$1,771		$1,847		$1,920
Other healthcare-related fees		$357		$365		$365		$368
School Districts		$230		$238		$246		$254
Investment earnings
Consolidated Revenue Fund		$84		$81		$112		$125
Fiscal agency loans & sinking funds earnings		$995		$930		$997		$1,035
Summary consolidation eliminations	-$	54	-$	56	-$	82	-$	89
Crown corporations and agencies		$24		$24		$24		$24
SUCH sector agencies		$151		$173		$172		$174
Sales of goods and services		$951		$991		$1,005		$1,022
Miscellaneous		$2,259		$2,258		$2,076		$1,973

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A1 Material Assumptions — Revenue (continued)

	Budget	Updated
Revenue Source and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2016/17		2017/18	2018/19	2016/17 Sensitivities
Health and social transfers	$6,471	$6,469	$6,674	$6,927
National Cash Transfers
Canada Health Transfer (CHT)	$36,068	$36,068	$37,150	$38,549
Annual growth	6.0%	6.0%	3.0%	3.8%
Canada Social Transfer (CST)	$13,348	$13,348	$13,748	$14,161
BC share of national population (June 1)	13.09%	13.09%	13.11%	13.14%	+/- 0.1% point change in BC’s population share equals

BC health and social transfers revenue					+/- $50 million
CHT	$4,721	$4,719	$4,871	$5,066
CST	$1,747	$1,747	$1,803	$1,861
Prior-year adjustments	—
Health deferral:
Medical Equipment Trust	$3	$3	—	—
Other federal contributions	$1,537	$1,591	$1,534	$1,490
Components of revenue
Disaster Financial Assistance	$27	$20	$15	$23
Other Consolidated Revenue Fund	$136	$138	$140	$140
Labour Market Development Agreement	$300	$300	$300	$300
Labour Market and Skills Training Program	$69	$69	$65	$65
Family Support and Children in Care	$49	$49	$49	$49
Youth Justice Services	$18	$18	$18	$18
Emergency Management	$2	$2	$1	$1
Other recoveries	$91	$91	$91	$91
Crown corporations and agencies	$238	$324	$281	$227
Post-secondary institutions	$514	$487	$487	$486
Other SUCH sector agencies	$93	$93	$87	$90
Service delivery agency direct revenue	$6,428	$6,660	$6,503	$6,563
School districts	$570	$627	$634	$653
Post-secondary institutions	$3,334	$3,415	$3,519	$3,631
Health authorities and hospital societies	$829	$833	$838	$845
BC Transportation Financing Authority	$523	$682	$681	$648
Other service delivery agencies	$1,172	$1,103	$831	$786
Commercial Crown corporation net income	$3,002	$2,884	$2,990	$2,957
BC Hydro	$692	$684	$698	$712
reservoir water inflows	100%	98%	100%	100%	+/-1% in hydro generation
					= +/-$10 million
mean gas price	2.46	2.19	2.66	2.71	+/-10% = -/+$1 million
(Sumas, $US/MMbtu — BC Hydro forecast based on NYMEX forward selling prices)
electricity prices	24.15	21.38	25.08	26.28	+/-10% change in electricity trade
(Mid-C, $US/MWh)					margins = +/-$20 million
ICBC	$95	$(62)	$(3)	$(74)
vehicle growth	+1.8%	+2.3%	+1.8%	+1.8%	+/-1% = +/-$61 million
current claims cost percentage change	+5.4%	+10.3%	+6.3%	+6.8%	+/-1% = -/+$42 million
unpaid claims balance ($ billions)	$9.8	$10.0	$10.5	$11.2	+/-1% = -/+$91 to $100 million
investment return	2.5%	2.5%	2.3%	2.3%	+/-1% return = +/-$148 to $152 million
loss ratio	88.3%	93.6%	91.6%	91.6%

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A2 Natural Gas Price Forecasts — 2016/17 to 2018/19

				Adjusted to fiscal years and
				$C/gigajoule at plant inlet
Private sector forecasts (calendar year)	2016	2017	2018	2016/17	2017/18	2018/19
GLJ Henry Hub US$/MMBtu (July 1, 2016)	2.56	3.20	3.20	1.61	2.31	2.27
Sproule Henry Hub US$/MMBtu (June 30, 2016)	2.43	3.00	3.50	1.46	2.24	2.73
McDaniel Henry Hub US$/MMBtu (July 1, 2016)	2.53	3.05	3.15	1.54	2.16	2.25
Deloitte Henry Hub US$/Mcf (June 30, 2016)	2.60	2.90	3.10	1.44	1.89	2.02
GLJ Alberta AECO-C Spot CDN$/MMBtu (July 1, 2016)	2.14	3.18	3.20	1.14	1.95	2.01
Sproule Alberta AECO-C Spot CDN$/MMBtu (June 30, 2016)	2.07	2.81	3.22	1.01	1.70	2.09
McDaniel AECO-C Spot C$/MMBtu (July 1, 2016)	2.10	3.00	3.15	1.07	1.81	2.01
Deloitte AECO-C Spot C$/Mcf (June 30)	2.10	2.70	3.05	0.93	1.49	1.75
GLJ Sumas Spot US$/MMBtu (July 1, 2016)	2.20	3.00	3.00	1.43	2.22	2.19
Sproule Sumas Spot CDN$/MMBtu (June 30, 2016)	2.55	2.91	3.32	1.00	1.45	1.84
GLJ BC Spot Plant Gate CDN$/MMBtu (July 1, 2016)	1.62	2.79	2.82	0.91	1.73	1.79
Sproule BC Station 2 CDN$/MMBtu (June 30, 2016)	1.64	2.41	2.82	0.74	1.37	1.76
McDaniel BC Avg Plant Gate C$MMBtu (July 1, 2016)	1.53	2.50	2.75	0.79	1.51	1.78
Deloitte BC Station 2 C$MMBtu (June 30, 2016)	1.60	2.20	2.55	0.69	1.18	1.43
GLJ Midwest Chicago US$/MMBtu (July 1, 2016)	2.58	3.30	3.30	1.45	2.16	2.12
Sproule Alliance Plant Gate CDN$/MMBtu (June 30, 2016)	3.19	3.71	4.12	1.76	2.55	2.94
EIA Henry Hub US$/MMBtu (June 2016)	2.22	2.96		1.41
TD Economics Henry Hub FuturesUS$/MMBtu (June 30, 2016)	2.81	2.43		1.55
Scotiabank Group Henry Hub US$/MMBtu (June 2, 2016)	2.40	3.30		1.55
BMO Alberta Empress US$/MMBtu (June 28, 2016)	1.50	2.60		1.01
CIBC World Markets Inc. Henry Hub US$/MMBtu (April, 2016)	2.70	3.50		1.80
InSite Petroleum Consultants Ltd Henry Hub US$/MMBtu (June 30, 2016)	2.75	3.00	3.25	1.65	2.15	2.43
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (July 1, 2016)				1.87	2.31	1.99
Average all minus high/low				1.27	1.87	2.07
Average one forecast per consultant minus high/low				1.20	1.54	1.77
Natural gas royalty price forecast				0.94	1.39	1.53

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd US EIA: US Energy Information Administration AECO: Alberta Energy Company Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants McDaniel: McDaniel & Associates Consultants Ltd

Natural Gas Prices

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A3 Material Assumptions — Expense

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2016/17		2017/18	2018/19	Sensitivities 2016/17
Advanced Education	1,986	1,986	2,014	2,042
Student spaces in public institutions	200,153	200,153	200,153	200,153	The number of student spaces may vary depending on the financial and other policies of post-secondary institutions.
(# FTEs)
Children and Family Development	1,451	1,451	1,472	1,486
Average children-in-care caseload (#)	7,250	7,250	7,200	7,100	A 1% increase in the cost per case or a 1% increase in the average funded caseload will affect expenditures by approximately $2 million (excluding Delegated Aboriginal Agencies)
Average annual residential cost per child in care ($)	44,800	44,800	46,600	48,500
Education	5,609	5,617	5,667	5,728
Public School Enrolment (# of FTEs)	543,490	543,490	545,735	549,491	Enrolment figures are based on BC Stats and school district enrollment trends, to which the ministry has added forecasts for distributed learning, adult education and summer learning.
School age (K—12)	522,132	522,132	524,377	528,133
Distributed Learning (online)	11,354	11,354	11,354	11,354
Summer	6,401	6,401	6,401	6,401
Adults	3,603	3,603	3,603	3,603
Forests, Lands and Natural Resource Operations	671	737	671	682
BC Timber Sales	182	182	175	182

Targets can be impacted by changes to actual inventory costs incurred. There is a lag of approximately 1.5 years between when inventory costs are incurred and when they are expensed. Volume harvested can also impact targets. For example, if volume harvested is less than projected in any year, then capitalized expenses will also be reduced in that year.

Fire Management	63	129	63	63	For authorized expenditures under the Wildfire Act . Over the past several years, wildfire fighting costs have ranged from a low of $47 million in 2006 to a high of $382 million in 2010.
Health	17,968	17,968	18,505	19,065
Pharmacare	1,175	1,175	1,175	1,175	A 1% change in utilization or prices affects costs by approximately $10 million.
Medical Services Plan (MSP)	4,300	4,300	4,465	4,647	A 1% increase in volume of services provided by fee-for-service physicians affects costs by approximately $25 million.

Regional Services	12,214	12,214	12,582	12,958
Justice	491	491	498	504
New cases filed/processed (# for all courts)	240,000	240,000	240,000	240,000

The number of criminal cases proceeded on by the provincial and federal Crown (including appeals to higher courts in BC), the number of civil and family litigation cases, the number of violation tickets disputed, and the number of municipal bylaw tickets disputes which would go to court for resolution.

Crown Proceeding Act (CPA)	25	25	25	25	The number of new cases, and the difference between estimated settlements and actual settlements.

Public Safety and Solicitor General	681	681	708	711
Policing, Victim Services and Corrections	629	629	654	657	The volume and severity of criminal activity, the number of inmate beds occupied and the number of offenders under community supervision.

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A3 Material Assumptions — Expense (continued)

	Budget	Updated
Ministry Programs and Assumptions	Estimate	Forecast	Plan	Plan
($ millions unless otherwise specified)	2016/17		2017/18	2018/19	Sensitivities 2016/17
Social Development and Social Innovation	2,739	2,739	2,830	2,868
Temporary Assistance annual average caseload (#)	39,800	39,800	39,200	38,600

The expected to work caseload is sensitive to fluctuations in economic and employment trends. Costs are driven by changes in the cost per case and caseload. Cost per case fluctuations occur from changes in the needed supports required by clients.

Disability Assistance annual average caseload (#)	97,900	97,900	102,500	102,900

The caseload for persons with disabilities is sensitive to the aging of the population and longer life expectancy for individuals with disabilities. Cost per case fluctuations are driven by primarily by earning exemption policy exemptions which are dependent on the level of income earned by clients.

Adult Community Living:
Developmental Disabilities Programs Average caseload (#)	18,130	18,130	18,980	19,810

The adult community living caseload is sensitive to an aging population and to the level of service required. Cost per case fluctuations are driven by the proportion of clients receiving certain types of services at differing costs. For example, residential care is significantly more costly than day programs.

Average cost per client ($)	44,700	44,700	43,700	43,300
Personal Supports Initiative
Average caseload (#)	1,310	1,310	1,580	1,860
Average cost per client ($)	18,100	18,100	16,200	15,200
Transportation and Infrastructure	858	872	862	867
Emergency Program Act (EPA)	15	29	15	15

For authorized expenditures under the Emergency Program Act , including those for further disasters, and the difference between initial estimates for disaster response and recovery costs and final project costs.

Tax Transfers	1,039	1,039	1,043	1,047
Individuals	475.0	475.0	475.0	475.0	These tax transfers are now expensed as required under generally accepted accounting principles.
Low Income Climate Action	195.0	195.0	195.0	195.0
Early Childhood Tax Benefit	145.0	145.0	145.0	145.0
Sales Tax	55.0	55.0	55.0	55.0
Small Business Venture Capital	27.0	27.0	27.0	27.0
BC Senior’s Home Renovation	2.0	2.0	2.0	2.0
Other tax transfers to individuals	50.8	50.8	50.8	50.8
Family Bonus Program	0.2	0.2	0.2	0.2
Corporations	564.0	564.0	568.0	572.0
Film and Television	90.0	90.0	90.0	90.0
Production Services	310.0	310.0	310.0	310.0
Scientific Research & Experimental
Development	66.0	66.0	70.0	74.0
Interactive Digital Media	45.0	45.0	45.0	45.0
Mining Exploration	40.0	40.0	40.0	40.0
Other tax transfers to corporations	13.0	13.0	13.0	13.0
Management of Public Funds and Debt	1,168	1,150	1,158	1,185
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1% change in interest rates equals $27.3 million; $100 million increase in debt level equals $1.7 million.
Short-term	0.72%	0.59%	0.76%	1.73%
Long-term	2.96%	2.11%	2.53%	3.50%
CDN/US exchange rate (cents)	135.5	130.9	128.1	124.6
Service delivery agency net spending	6,125	6,385	6,471	6,490
School districts	311	354	287	324
Post-secondary institutions	3,108	3,208	3,272	3,414
Health authorities and hospital societies	598	604	691	491
BC Transportation Financing Authority	1,187	1,205	1,252	1,327
Other service delivery agencies	921	1,014	969	934

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A4 Operating Statement — 2009/10 to 2018/19

								Updated			Average
($ millions)	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast 2016/17	Plan 2017/18	Plan 2018/19	annual change
											(per cent)
Revenue	37,978	40,680	41,805	42,041	43,748	46,131	47,606	50,543	50,340	51,477	3.4
Expense	(39,790)	(40,926)	(42,047)	(43,204)	(43,401)	(44,439)	(46,876)	(48,252)	(48,594)	(49,586)	2.5
Measures subject to approval	—	—	—	—	—	—	—	—	(350)	(450)
Surplus (deficit) before unusual items	(1,812)	(246)	(242)	(1,163)	347	1,692	730	2,291	1,396	1,441
Forecast allowance	—	—	—	—	—	—	—	(350)	(500)	(500)
Negotiating Framework incentive payments	—	—	—	—	—	—	—	—	—	—
Climate Action Dividend	—	—	—	—	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	(1,599)	—	—	—	—	—	—	—
Surplus (deficit)	(1,812)	(246)	(1,841)	(1,163)	347	1,692	730	1,941	896	941

Per cent of GDP: [1]
Surplus (deficit)	-0.9	-0.1	-0.8	-0.5	0.2	0.7	0.3	0.8	0.3	0.3
Per cent of revenue:
Surplus (deficit)	-4.8	-0.6	-4.4	-2.8	0.8	3.7	1.5	3.8	1.8	1.8
Per capita ($): [2]
Surplus (deficit)	(411)	(55)	(409)	(256)	76	365	156	409	187	194

1     Surplus (deficit) as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 amounts divided by GDP for the 2016 calendar year).

2     Per capita revenue and expense is calculated using July 1 population (e.g. 2016/17 amounts divided by population on July 1, 2016).

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A5 Revenue by Source — 2009/10 to 2018/19

								Updated			Average
($ millions)	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast 2016/17	Plan 2017/18	Plan 2018/19	annual change
											(per cent)
Taxation revenue:
Personal income	5,769	5,805	6,427	6,977	6,862	8,076	8,380	9,327	8,979	9,358	5.5
Corporate income	1,625	2,026	2,002	2,204	2,427	2,635	2,787	2,982	3,056	3,207	7.8
Sales	4,945	5,614	5,930	6,068	5,303	5,762	5,990	6,396	6,664	6,941	3.8
Fuel	884	940	928	890	917	932	973	976	983	991	1.3
Carbon	541	741	959	1,120	1,222	1,198	1,190	1,208	1,227	1,249	9.7
Tobacco	683	735	636	614	724	752	734	735	735	735	0.8
Property	1,887	1,920	1,913	1,985	2,080	2,154	2,219	2,296	2,392	2,500	3.2
Property transfer	887	855	944	758	937	1,065	1,533	2,204	1,767	1,687	7.4
Corporation capital	95	(3)	(5)	1	—	(1)	—	—	—	—	n/a
Insurance premium	389	399	411	433	458	483	520	530	540	550	3.9
	17,705	19,032	20,145	21,050	20,930	23,056	24,326	26,654	26,343	27,218	4.9
Natural resource revenue:
Natural gas royalties	406	313	339	169	445	493	139	189	252	275	-4.2
Crown land tenures	867	923	928	868	859	834	765	629	360	261	-12.5
Columbia River Treaty	168	136	110	89	170	130	116	115	123	124	-3.3
Other energy and minerals	421	514	529	306	269	267	226	177	185	193	-8.3
Forests	387	436	482	562	719	754	865	900	919	936	10.3
Other resources	398	406	424	479	493	459	460	494	469	472	1.9
	2,647	2,728	2,812	2,473	2,955	2,937	2,571	2,504	2,308	2,261	-1.7
Other revenue:
Medical Services Plan premiums	1,666	1,787	1,919	2,047	2,158	2,254	2,434	2,517	2,552	2,666	5.4
Post-secondary education fees	1,123	1,235	1,291	1,345	1,445	1,544	1,666	1,771	1,847	1,920	6.1
Other health-care related fees	267	308	324	327	333	358	374	365	365	368	3.6
Motor vehicle licences and permits	449	467	479	489	504	499	521	532	537	544	2.2
Other fees and licences	616	643	722	699	770	770	841	855	886	862	3.8
Investment earnings	930	843	1,022	1,173	1,236	1,203	1,226	1,152	1,223	1,269	3.5
Sales of goods and services	728	759	930	942	946	967	1,011	991	1,005	1,022	3.8
Miscellaneous	1,887	1,929	1,746	1,673	2,256	1,893	2,287	2,258	2,076	1,973	0.5
	7,666	7,971	8,433	8,695	9,648	9,488	10,360	10,441	10,491	10,624	3.7
Contributions from the federal government:
Health and social transfers	4,883	5,176	5,384	5,442	5,869	5,827	6,149	6,469	6,674	6,927	4.0
Harmonized sales tax transition payments	250	769	580	—	—	—	—	—	—	—	n/a
Other cost shared agreements	1,794	2,064	1,760	1,605	1,645	1,452	1,498	1,591	1,534	1,490	-2.0
	6,927	8,009	7,724	7,047	7,514	7,279	7,647	8,060	8,208	8,417	2.2
Commercial Crown corporation net income:
BC Hydro	447	591	558	509	549	581	655	684	698	712	5.3
Liquor Distribution Branch	877	891	909	930	877	935	1,031	1,020	1,030	1,044	2.0
BC Lotteries (net of payments to federal gov’t)	1,070	1,097	1,102	1,116	1,165	1,245	1,304	1,233	1,250	1,250	1.7
ICBC	601	315	84	231	136	657	(293)	(62)	(3)	(74)	-179.2
BC Railway Company	2	15	14	6	13	5	—	6	6	7	14.9
Transportation Investment Corporation	(4)	(7)	(17)	(60)	(88)	(89)	(82)	(96)	(91)	(84)	40.3
Other	40	38	41	44	49	37	87	99	100	102	11.0
	3,033	2,940	2,691	2,776	2,701	3,371	2,702	2,884	2,990	2,957	-0.3
Total revenue	37,978	40,680	41,805	42,041	43,748	46,131	47,606	50,543	50,340	51,477	3.4

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A6        Revenue by Source Supplementary Information — 2009/10 to 2018/19

								Updated			Average
	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast 2016/17	Plan 2017/18	Plan 2018/19	annual change
											(per cent)
Per cent of nominal GDP: [1]
Taxation	9.0	9.3	9.3	9.5	9.2	9.7	9.9	10.4	9.9	9.8	0.9
Natural resources	1.3	1.3	1.3	1.1	1.3	1.2	1.0	1.0	0.9	0.8	-5.5
Other	3.9	3.9	3.9	3.9	4.3	4.0	4.2	4.1	3.9	3.8	-0.2
Contributions from the federal government	3.5	3.9	3.6	3.2	3.3	3.1	3.1	3.2	3.1	3.0	-1.7
Commercial Crown corporation net income	1.5	1.4	1.2	1.3	1.2	1.4	1.1	1.1	1.1	1.1	-4.0
Total revenue	19.4	19.8	19.3	19.0	19.3	19.4	19.4	19.8	18.9	18.5	-0.5
Growth rates (per cent):
Taxation	-5.4	7.5	5.8	4.5	-0.6	10.2	5.5	9.6	-1.2	3.3	n/a
Natural resources	-30.5	3.1	3.1	-12.1	19.5	-0.6	-12.5	-2.6	-7.8	-2.0	n/a
Other	4.6	4.0	5.8	3.1	11.0	-1.7	9.2	0.8	0.5	1.3	n/a
Contributions from the federal government	15.5	15.6	-3.6	-8.8	6.6	-3.1	5.1	5.4	1.8	2.5	n/a
Commercial Crown corporation net income	5.3	-3.1	-8.5	3.2	-2.7	24.8	-19.8	6.7	3.7	-1.1	n/a
Total revenue	-1.9	7.1	2.8	0.6	4.1	5.4	3.2	6.2	-0.4	2.3	n/a
Per capita ($): [2]
Taxation	4,014	4,262	4,478	4,634	4,567	4,971	5,194	5,623	5,487	5,599	3.8
Natural resources	600	611	625	544	645	633	549	528	481	465	-2.8
Other	1,738	1,785	1,874	1,914	2,105	2,046	2,212	2,203	2,185	2,185	2.6
Contributions from the federal government	1,571	1,793	1,717	1,551	1,640	1,569	1,633	1,700	1,710	1,731	1.1
Commercial Crown corporation net income	688	658	598	611	589	727	577	608	623	608	-1.4
Total revenue	8,610	9,109	9,292	9,255	9,547	9,945	10,165	10,663	10,485	10,589	2.3

Real Per Capita Revenue (2014 $)[3]	9,117	9,517	9,483	9,341	9,644	9,945	10,055	10,349	9,973	9,875	0.9
Growth rate (per cent)	-3.3	4.4	-0.4	-1.5	3.2	3.1	1.1	2.9	-3.6	-1.0	0.5

1     Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2016/17 revenue divided by nominal GDP for the 2016 calendar year).

2     Per capita revenue is calculated using July 1 population (e.g. 2016/17 revenue divided by population on July 1, 2016).

3     Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 revenue).

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A7 Expense by Function - 2009/10 to 2018/19 1

								Updated			Average
($ millions)	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast 2016/17	Plan 2017/18	Plan 2018/19	annual change
											(per cent)
Function:
Health:
Medical Services Plan	3,407	3,641	3,873	3,906	4,114	4,136	4,345	4,476	4,645	4,832	4.0
Pharmacare	1,053	1,129	1,147	1,122	1,130	1,120	1,335	1,216	1,216	1,216	1.6
Regional services	10,273	10,597	11,255	11,784	11,960	12,410	12,811	13,169	13,536	13,916	3.4
Other healthcare expenses	597	625	642	690	658	704	712	760	764	771	2.9
	15,330	15,992	16,917	17,502	17,862	18,370	19,203	19,621	20,161	20,735	3.4
Education:
Elementary and secondary	5,778	5,802	5,885	6,002	6,133	6,064	6,303	6,385	6,459	6,529	1.4
Post-secondary	4,732	4,859	4,907	5,103	5,284	5,349	5,502	5,738	5,883	6,035	2.7
Other education expenses	528	504	436	423	410	414	407	462	456	454	-1.7
	11,038	11,165	11,228	11,528	11,827	11,827	12,212	12,585	12,798	13,018	1.9
Social services:
Social assistance	1,454	1,506	1,550	1,552	1,572	1,589	1,641	1,689	1,758	1,763	2.2
Child welfare	1,077	1,118	1,112	1,098	1,097	1,129	1,301	1,372	1,391	1,403	3.0
Low income tax credit transfers	216	408	509	534	279	248	247	250	250	250	1.6
Community living and other services	729	754	769	806	857	881	917	962	982	1,013	3.7
	3,476	3,786	3,940	3,990	3,805	3,847	4,106	4,273	4,381	4,429	2.7
Protection of persons and property	1,380	1,448	1,512	1,539	1,520	1,451	1,572	1,488	1,504	1,514	1.0
Transportation	1,453	1,580	1,545	1,555	1,580	1,608	1,670	1,876	1,830	1,875	2.9
Natural resources & economic development	2,159	2,349	1,873	2,092	1,755	2,191	2,562	2,082	2,022	2,037	-0.6
Other	1,382	1,208	1,414	1,346	1,184	1,288	1,264	1,932	1,388	1,341	-0.3
Contingencies	—	—	—	—	—	—	—	450	500	500	n/a
General government	1,375	1,146	1,235	1,262	1,386	1,359	1,501	1,407	1,353	1,352	-0.2
Debt servicing	2,197	2,252	2,383	2,390	2,482	2,498	2,786	2,538	2,657	2,785	2.7
Operating expense	39,790	40,926	42,047	43,204	43,401	44,439	46,876	48,252	48,594	49,586	2.5
Unusual items:
HST transition funding repayment	—	—	1,599	—	—	—	—	—	—	—
Total expense	39,790	40,926	43,646	43,204	43,401	44,439	46,876	48,252	48,594	49,586
Per cent of operating expense:
Health	38.5	39.1	40.2	40.5	41.2	41.3	41.0	40.7	41.5	41.8	0.9
Education	27.7	27.3	26.7	26.7	27.3	26.6	26.1	26.1	26.3	26.3	-0.6
Social services and housing	8.7	9.3	9.4	9.2	8.8	8.7	8.8	8.9	9.0	8.9	0.2
Protection of persons and property	3.5	3.5	3.6	3.6	3.5	3.3	3.4	3.1	3.1	3.1	-1.4
Transportation	3.7	3.9	3.7	3.6	3.6	3.6	3.6	3.9	3.8	3.8	0.4
Natural resources & economic development	5.4	5.7	4.5	4.8	4.0	4.9	5.5	4.3	4.2	4.1	-3.0
Other	3.5	3.0	3.4	3.1	2.7	2.9	2.7	4.0	2.9	2.7	-2.7
Contingencies	—	—	—	—	—	—	—	0.9	1.0	1.0	n/a
General government	3.5	2.8	2.9	2.9	3.2	3.1	3.2	2.9	2.8	2.7	-2.6
Debt servicing	5.5	5.5	5.7	5.5	5.7	5.6	5.9	5.3	5.5	5.6	0.2
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1     Figures reflect government accounting policies used in the most recent Public Accounts audited financial statements.

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A8  Expense by Function Supplementary Information — 2009/10 to 2018/19

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	change
											(per cent)
Per cent of nominal GDP: [1]
Health	7.8	7.8	7.8	7.9	7.9	7.7	7.8	7.7	7.6	7.5	-0.5
Education	5.6	5.4	5.2	5.2	5.2	5.0	5.0	4.9	4.8	4.7	-2.0
Social services	1.8	1.8	1.8	1.8	1.7	1.6	1.7	1.7	1.6	1.6	-1.2
Protection of persons and property	0.7	0.7	0.7	0.7	0.7	0.6	0.6	0.6	0.6	0.5	-2.8
Transportation	0.7	0.8	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	-1.0
Natural resources & economic development	1.1	1.1	0.9	0.9	0.8	0.9	1.0	0.8	0.8	0.7	-4.4
Other	0.7	0.6	0.7	0.6	0.5	0.5	0.5	0.8	0.5	0.5	-4.1
Contingencies	—	—	—	—	—	—	—	0.2	0.2	0.2	n/a
General government	0.7	0.6	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.5	-4.0
Debt servicing	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.0	1.0	1.0	-1.2
Operating expense	20.3	20.0	19.4	19.5	19.2	18.7	19.1	18.9	18.2	17.9	-1.4
Growth rates (per cent):
Health	2.7	4.3	5.8	3.5	2.1	2.8	4.5	2.2	2.8	2.8	n/a
Education	5.4	1.2	0.6	2.7	2.6	0.0	3.3	3.1	1.7	1.7	n/a
Social services	4.6	8.9	4.1	1.3	-4.6	1.1	6.7	4.1	2.5	1.1	n/a
Protection of persons and property	-3.4	4.9	4.4	1.8	-1.2	-4.5	8.3	-5.3	1.1	0.7	n/a
Transportation	3.7	8.7	-2.2	0.6	1.6	1.8	3.9	12.3	-2.5	2.5	n/a
Natural resources & economic development	14.5	8.8	-20.3	11.7	-16.1	24.8	16.9	-18.7	-2.9	0.7	n/a
Other	-16.2	-12.6	17.1	-4.8	-12.0	8.8	-1.9	52.8	-28.2	-3.4	n/a
General government	-3.5	-16.7	7.8	2.2	9.8	-1.9	10.4	-6.3	-3.8	-0.1	n/a
Debt servicing	1.8	2.5	5.8	0.3	3.8	0.6	11.5	-8.9	4.7	4.8	n/a
Operating expense	2.9	2.9	2.7	2.8	0.5	2.4	5.5	2.9	0.7	2.0	n/a
Per capita ($): [2]
Health	3,476	3,581	3,760	3,853	3,898	3,960	4,100	4,139	4,199	4,265	2.3
Education	2,503	2,500	2,496	2,538	2,581	2,550	2,608	2,655	2,666	2,678	0.8
Social services	788	848	876	878	830	829	877	901	912	911	1.6
Protection of persons and property	313	324	336	339	332	313	336	314	313	311	-0.1
Transportation	329	354	343	342	345	347	357	396	381	386	1.8
Natural resources & economic development	489	526	416	461	383	472	547	439	421	419	-1.7
Other	313	270	314	296	258	278	270	408	289	276	-1.4
Contingencies	—	—	—	—	—	—	—	95	104	103	n/a
General government	312	257	274	278	302	293	321	297	282	278	-1.3
Debt servicing	498	504	530	526	542	539	595	535	553	573	1.6
Operating expense	9,021	9,164	9,345	9,511	9,471	9,581	10,011	10,179	10,120	10,200	1.4
Real Per Capita Operating Expense (2014 $) [3]	9,551	9,575	9,538	9,600	9,567	9,581	9,901	9,880	9,627	9,512	0.0
Growth rate (per cent)	1.5	0.2	-0.4	0.6	-0.3	0.1	3.3	-0.2	-2.6	-1.2	0.1

1     Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2016/17 expense divided by nominal GDP for the 2016 calendar year).

2     Per capita expense is calculated using July 1 population (e.g. 2016/17 expense divided by population on July 1, 2016).

3     Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 expense).

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A9 Full-Time Equivalents (FTEs) — 2009/10 to 2018/19 1

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF) [2]	31,353	30,221	27,228	27,326	26,526	26,679	27,192	27,455	27,600	27,600	-1.4
Service delivery agencies [3]	4,508	4,295	4,346	4,508	4,640	4,798	4,803	4,806	4,792	4,788	0.7
Total FTEs	35,861	34,516	31,574	31,834	31,166	31,477	31,995	32,261	32,392	32,388	-1.1
Growth rates:
Ministries and special offices (CRF)	-1.6	-3.6	-9.9	0.4	-2.9	0.6	1.9	1.0	0.5	0.0	-1.4
Service delivery agencies	2.4	-4.7	1.2	3.7	2.9	3.4	0.1	0.1	-0.3	-0.1	1.5
Population per FTE: [4]
Total FTEs	123.0	129.4	142.5	142.7	147.0	147.4	146.4	146.9	148.2	150.1	2.2

1         Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

2         The ministry 2011/12 FTE total includes a reduction of about 3,200 FTEs reflecting the shift of BC Ambulance Service oversight from the Ministry of Health to the Provincial Health Services Authority.

3         Service delivery agency FTE amounts do not include SUCH sector staff employment.

4         Population per FTE is calculated using July 1 population (e.g. population on July 1, 2016 divided by 2016/17 FTEs).

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A10  Capital Spending — 2009/10 to 2018/19

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	change
											(per cent)
Taxpayer-supported:
Education
Schools districts	449	433	560	509	466	420	430	524	638	579	2.9
Post-secondary institutions	669	924	655	591	507	718	746	1,006	1,020	837	2.5
Health	927	916	732	742	690	900	923	1,333	873	909	-0.2
BC Transportation Financing Authority	918	1,080	921	1,005	1,017	822	867	1,085	1,198	1,022	1.2
BC Transit	150	39	37	48	80	83	51	68	148	119	-2.5
Vancouver Convention Centre expansion	41	10	1	—	—	—	—	—	—	—	n/a
BC Place redevelopment	75	197	194	6	—	—	—	—	—	—	n/a
Government direct (ministries)	306	261	245	267	298	326	290	425	478	385	2.6
Housing	137	230	196	92	65	107	127	100	58	146	0.7
Other	47	20	24	19	28	31	25	44	39	36	-2.9
	3,719	4,110	3,565	3,279	3,151	3,407	3,459	4,585	4,452	4,033	0.9
Self-supported:
BC Hydro	2,406	1,519	1,703	1,929	2,036	2,169	2,306	2,613	2,421	2,434	0.1
BC Transmission Corporation	12	—	—	—	—	—	—	—	—	—	n/a
Columbia River power projects	16	67	108	94	52	28	15	6	13	5	-12.1
Transportation Investment Corporation	778	730	734	540	202	76	25	67	311	984	2.6
BC Railway Company	14	6	9	10	8	5	23	5	2	2	-19.4
ICBC	22	48	92	73	82	88	90	92	40	40	6.9
BC Lottery Corporation	92	81	74	97	100	69	68	90	90	90	-0.2
Liquor Distribution Branch	19	18	19	10	13	25	23	65	66	32	6.0
Other [1]	3	1	5	12	26	28	23	—	—	—	n/a
	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,938	2,943	3,587	0.7
Total capital spending	7,081	6,580	6,309	6,044	5,670	5,895	6,032	7,523	7,395	7,620	0.8
Per cent of nominal GDP: [2]
Taxpayer-supported	1.9	2.0	1.6	1.5	1.4	1.4	1.4	1.8	1.7	1.5	-2.9
Self-supported	1.7	1.2	1.3	1.2	1.1	1.0	1.0	1.1	1.1	1.3	-3.1
Total	3.6	3.2	2.9	2.7	2.5	2.5	2.5	2.9	2.8	2.7	-3.0
Growth rates:
Taxpayer-supported	-0.6	10.5	-13.3	-8.0	-3.9	8.1	1.5	32.6	-2.9	-9.4	1.5
Self-supported	85.7	-26.5	11.1	0.8	-8.9	-1.2	3.4	14.2	0.2	21.9	10.1
Total	27.5	-7.1	-4.1	-4.2	-6.2	4.0	2.3	24.7	-1.7	3.0	3.8
Per capita: [3]
Taxpayer-supported	843	920	792	722	688	735	739	967	927	830	-0.2
Self-supported	762	553	610	609	550	536	549	620	613	738	-0.4
Total	1,605	1,473	1,402	1,331	1,237	1,271	1,288	1,587	1,540	1,567	-0.3
Real Per Capita Capital Spending (2014 $) [4]	1,700	1,539	1,431	1,343	1,250	1,271	1,274	1,540	1,465	1,462	-1.7
Growth rate (per cent)	25.7	-9.4	-7.0	-6.2	-6.9	1.7	0.3	20.9	-4.9	-0.2	1.4

1         Includes post-secondary institutions’ self-supported subsidiaries.

2         Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2016/17 amounts divided by nominal GDP for the 2016 calendar year).

3         Per capita capital spending is calculated using July 1 population (e.g. 2016/17 amounts divided by population on July 1, 2016).

4         Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 capital spending).

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A11   Statement of Financial Position — 2009/10 to 2018/19

								Updated			Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	annual
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	change
											(per cent)
Financial assets:
Cash and temporary investments	2,911	3,060	3,235	3,174	2,802	3,676	3,893	3,290	3,729	4,708	5.5
Other financial assets	7,171	7,990	7,938	8,186	9,336	9,121	9,651	9,859	9,612	9,337	3.0
Sinking funds	1,329	1,410	1,491	1,778	835	977	1,580	987	1,018	454	-11.2
Investments in commercial Crown corporations:
Retained earnings	7,458	7,092	6,998	7,541	7,839	8,271	7,499	8,013	8,536	9,034	2.2
Recoverable capital loans	11,596	13,142	15,167	17,208	19,255	20,624	22,074	23,440	25,099	27,115	9.9
	19,054	20,234	22,165	24,749	27,094	28,895	29,573	31,453	33,635	36,149	7.4
	30,465	32,694	34,829	37,887	40,067	42,669	44,697	45,589	47,994	50,648	5.8
Liabilities:
Accounts payable & accrued liabilities	7,286	7,919	9,119	9,149	8,298	8,312	8,571	9,206	9,500	10,045	3.6
Deferred revenue	10,002	10,749	10,449	9,881	9,683	9,765	9,709	9,585	10,106	10,277	0.3
Debt:
Taxpayer-supported debt	29,968	31,821	34,659	38,182	41,068	41,880	42,727	41,939	42,575	43,492	4.2
Self-supported debt	11,917	13,333	15,534	17,634	19,625	21,040	22,565	24,229	25,871	27,869	9.9
Forecast allowance	—	—	—	—	—	—	—	350	500	500	n/a
Total provincial debt	41,885	45,154	50,193	55,816	60,693	62,920	65,292	66,518	68,946	71,861	6.2
Add: debt offset by sinking funds	1,329	1,410	1,491	1,778	835	977	1,580	987	1,018	454	-11.2
Less: guarantees and non-guaranteed debt	(546)	(455)	(730)	(755)	(726)	(739)	(820)	(802)	(785)	(767)	3.8
Financial statement debt	42,668	46,109	50,954	56,839	60,802	63,158	66,052	66,703	69,179	71,548	5.9
	59,956	64,777	70,522	75,869	78,783	81,235	84,332	85,494	88,785	91,870	4.9
Net liabilities	(29,491)	(32,083)	(35,693)	(37,982)	(38,716)	(38,566)	(39,635)	(39,905)	(40,791)	(41,222)	3.8
Capital and other assets:
Tangible capital assets	32,219	34,278	35,692	36,762	37,778	39,028	40,282	42,665	44,855	46,636	4.2
Restricted assets	1,241	1,312	1,377	1,442	1,493	1,553	1,668	1,668	1,711	1,755	3.9
Other assets	771	891	894	966	1,307	1,281	1,064	1,138	1,140	1,140	4.4
	34,231	36,481	37,963	39,170	40,578	41,862	43,014	45,471	47,706	49,531	4.2
Accumulated surplus (deficit)	4,740	4,398	2,270	1,188	1,862	3,296	3,379	5,566	6,915	8,309	6.4
Per cent of Nominal GDP: [1]
Net liabilities	15.0	15.6	16.5	17.2	17.1	16.3	16.2	15.6	15.3	14.8	-0.1
Capital and other assets	17.4	17.8	17.5	17.7	17.9	17.6	17.5	17.8	17.9	17.8	0.2
Growth rates:
Net liabilities	12.2	8.8	11.3	6.4	1.9	-0.4	2.8	0.7	2.2	1.1	4.7
Capital and other assets	5.8	6.6	4.1	3.2	3.6	3.2	2.8	5.7	4.9	3.8	4.4
Per capita: [2]
Net liabilities	6,686	7,184	7,933	8,361	8,448	8,314	8,463	8,419	8,496	8,480	2.7
Capital and other assets	7,761	8,169	8,438	8,623	8,855	9,025	9,185	9,593	9,936	10,189	3.1

1         Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2016/17 amount divided by GDP for the 2016 calendar year).

2         Per capita net liabilities is calculated using July 1 population (e.g. 2016/17 amount divided by population on July 1, 2016).

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A12   Changes in Financial Position — 2009/10 to 2018/19

								Updated
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Forecast	Plan	Plan	10-Year
($ millions)	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	Total
(Surplus) deficit for the year	1,812	246	1,841	1,163	(347)	(1,692)	(730)	(1,941)	(1,246)	(1,391)	(2,285)
Comprehensive income (increase) decrease	(481)	96	287	(81)	(327)	258	647	(246)	(103)	(3)	47
Change in accumulated (surplus) deficit	1,331	342	2,128	1,082	(674)	(1,434)	(83)	(2,187)	(1,349)	(1,394)	(2,238)
Capital and other asset changes:
Taxpayer-supported capital investments	3,719	4,110	3,565	3,279	3,151	3,407	3,459	4,585	4,452	4,033	37,760
Less: amortization and other accounting changes	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,202)	(2,262)	(2,252)	(21,663)
Increase in net capital assets	1,680	2,059	1,414	1,070	1,016	1,250	1,254	2,383	2,190	1,781	16,097
Increase (decrease) in restricted assets	63	71	65	65	51	60	115	—	43	44	577
Increase (decrease) in other assets	144	120	3	72	341	(26)	(217)	74	2	—	513
	1,887	2,250	1,482	1,207	1,408	1,284	1,152	2,457	2,235	1,825	17,187
Increase (decrease) in net liabilities	3,218	2,592	3,610	2,289	734	(150)	1,069	270	886	431	14,949
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	(2,274)	149	175	(61)	(372)	874	217	(603)	439	979	(477)
Increase (decrease) in warehouse borrowing investments	(2,081)	—	—	—	—	—	—	—	—	—	(2,081)
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	1,506	(366)	(94)	543	298	432	(772)	514	523	498	3,082
Self-supported capital investments	3,362	2,470	2,744	2,765	2,519	2,488	2,573	2,938	2,943	3,587	28,389
Less: loan repayments and other accounting changes	(1,046)	(924)	(719)	(724)	(472)	(1,119)	(1,123)	(1,572)	(1,284)	(1,571)	(10,554)
	3,822	1,180	1,931	2,584	2,345	1,801	678	1,880	2,182	2,514	20,917
Other working capital changes	331	(480)	(871)	1,073	1,256	(169)	930	(896)	(1,031)	(1,555)	(1,412)
	(202)	849	1,235	3,596	3,229	2,506	1,825	381	1,590	1,938	16,947
Increase (decrease) in financial statement debt	3,016	3,441	4,845	5,885	3,963	2,356	2,894	651	2,476	2,369	31,896
(Increase) decrease in sinking fund debt	805	(81)	(81)	(287)	943	(142)	(603)	593	(31)	564	1,680
Increase (decrease) in guarantees	(20)	39	99	(34)	27	(33)	6	(316)	—	—	(232)
Increase (decrease) in non-guaranteed debt	70	(130)	176	59	(56)	46	75	298	(17)	(18)	503
Increase (decrease) in total provincial debt	3,871	3,269	5,039	5,623	4,877	2,227	2,372	1,226	2,428	2,915	33,847
Represented by increase (decrease) in:
Taxpayer-supported debt	3,566	1,853	2,838	3,523	2,886	812	847	(788)	636	917	17,090
Self-supported debt	305	1,416	2,201	2,100	1,991	1,415	1,525	1,664	1,642	1,998	16,257
Forecast allowance	—	—	—	—	—	—	—	350	150	—	500
Total provincial debt	3,871	3,269	5,039	5,623	4,877	2,227	2,372	1,226	2,428	2,915	33,847

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A13  Provincial Debt — 2009/10 to 2018/19

								Updated			Average
($ millions)	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast 2016/17	Plan 2017/18	Plan 2018/19	annual change
											(per cent)
Taxpayer-supported debt:
Provincial government direct operating	7,359	6,964	7,813	9,408	10,223	9,280	8,034	4,826	2,732	812	-21.7
Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	3,824	4,092	4,185	4,315	4,386	4,518	4,731	5,019	5,392	5,669	4.5
School districts	5,777	6,016	6,407	6,830	7,245	7,600	8,033	8,433	8,983	9,506	5.7
	9,601	10,108	10,592	11,145	11,631	12,118	12,764	13,452	14,375	15,175	5.2
Health facilities	4,389	4,895	5,293	5,691	6,038	6,522	6,998	7,578	8,052	8,699	7.9
Highways, ferries and public transit
BC Transit	140	158	183	163	143	123	106	95	83	112	-2.4
BC Transportation Financing Authority	5,211	5,785	6,287	7,084	7,912	8,428	9,185	10,135	11,116	12,278	10.0
Public transit	997	997	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	0.0
SkyTrain extension	1,154	1,155	1,174	1,174	1,174	1,174	1,174	1,174	1,174	1,174	0.2
	7,502	8,095	8,644	9,421	10,229	10,725	11,465	12,404	13,373	14,564	7.6
Other
BC Immigrant Investment Fund	289	347	398	363	440	414	304	216	156	39	-20.0
BC Pavilion Corporation	49	250	383	383	382	381	389	401	409	416	n/a
Homeowner Protection Office	144	—	—	—	—	—	—	—	—	—	n/a
Provincial government general capital	294	570	808	1,073	1,372	1,698	1,987	2,316	2,699	3,003	n/a
Social Housing	305	511	674	658	719	715	760	720	752	757	10.6
Other	36	81	54	40	34	27	26	26	27	27	-3.1
	1,117	1,759	2,317	2,517	2,947	3,235	3,466	3,679	4,043	4,242	16.0
Total other taxpayer-supported debt	22,609	24,857	26,846	28,774	30,845	32,600	34,693	37,113	39,843	42,680	7.3
Total taxpayer-supported debt	29,968	31,821	34,659	38,182	41,068	41,880	42,727	41,939	42,575	43,492	4.2
Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	10,792	11,710	12,978	14,167	15,559	16,544	17,928	19,505	20,804	21,798	8.1
BC Lotteries	60	85	90	132	155	140	150	151	162	172	12.4
BC Transmission Corporation	70	—	—	—	—	—	—	—	—	—	n/a
Columbia Power Corporation	—	—	—	—	—	300	296	291	285	279	n/a
Columbia River power projects	196	183	481	475	470	464	459	445	430	414	8.7
Post-secondary institution subsidiaries	220	173	173	215	198	222	310	310	310	310	3.9
Transportation Investment Corporation	544	1,148	1,779	2,610	3,209	3,335	3,389	3,497	3,851	4,868	27.6
Other	35	34	33	35	34	35	33	30	29	28	-2.4
Total self-supported debt	11,917	13,333	15,534	17,634	19,625	21,040	22,565	24,229	25,871	27,869	9.9
Forecast allowance	—	—	—	—	—	—	—	350	500	500	n/a
Total provincial debt	41,885	45,154	50,193	55,816	60,693	62,920	65,292	66,518	68,946	71,861	6.2

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A14 Provincial Debt Supplementary Information — 2009/10 to 2018/19 1

								Updated			Average
($ millions)	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast 2016/17	Plan 2017/18	Plan 2018/19	annul change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	3.8	3.4	3.6	4.2	4.5	3.9	3.3	1.9	1.0	0.3	-24.7
Education facilities	4.9	4.9	4.9	5.0	5.1	5.1	5.2	5.3	5.4	5.5	1.2
Health facilities	2.2	2.4	2.4	2.6	2.7	2.8	2.9	3.0	3.0	3.1	3.8
Highways, ferries and public transit	3.8	3.9	4.0	4.3	4.5	4.5	4.7	4.9	5.0	5.2	3.6
Other	0.6	0.9	1.1	1.1	1.3	1.4	1.4	1.4	1.5	1.5	11.6
Total taxpayer-supported debt	15.3	15.5	16.0	17.2	18.1	17.7	17.4	16.4	16.0	15.7	0.3
Self-supported debt:
Commercial Crown corporations & agencies	6.1	6.5	7.2	8.0	8.7	8.9	9.2	9.5	9.7	10.0	5.7
Warehouse borrowing program	—	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	6.1	6.5	7.2	8.0	8.7	8.9	9.2	9.5	9.7	10.0	5.7
Total provincial debt	21.3	22.0	23.2	25.2	26.8	26.5	26.6	26.0	25.9	25.9	2.2
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	28.1	-5.4	12.2	20.4	8.7	-9.2	-13.4	-39.9	-43.4	-70.3	-11.2
Education facilities	5.1	5.3	4.8	5.2	4.4	4.2	5.3	5.4	6.9	5.6	5.2
Health facilities	11.5	11.5	8.1	7.5	6.1	8.0	7.3	8.3	6.3	8.0	8.3
Highways, ferries and public transit	9.8	7.9	6.8	9.0	8.6	4.8	6.9	8.2	7.8	8.9	7.9
Other	47.4	57.5	31.7	8.6	17.1	9.8	7.1	6.1	9.9	4.9	20.0
Total taxpayer-supported debt	13.5	6.2	8.9	10.2	7.6	2.0	2.0	-1.8	1.5	2.2	5.2
Self-supported debt:
Commercial Crown corporations & agencies	25.0	11.9	16.5	13.5	11.3	7.2	7.2	7.4	6.8	7.7	11.5
Warehouse borrowing program	-100.0	—	—	—	—	—	—	—	—	—	n/a
Total self-supported debt	2.6	11.9	16.5	13.5	11.3	7.2	7.2	7.4	6.8	7.7	9.2
Total provincial debt	10.2	7.8	11.2	11.2	8.7	3.7	3.8	1.9	3.7	4.2	6.6
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,668	1,559	1,737	2,071	2,231	2,001	1,716	1,018	569	167	-22.6
Education facilities	2,177	2,263	2,354	2,453	2,538	2,613	2,726	2,838	2,994	3,122	4.1
Health facilities	995	1,096	1,176	1,253	1,318	1,406	1,494	1,599	1,677	1,789	6.7
Highways, ferries and public transit	1,701	1,813	1,921	2,074	2,232	2,312	2,448	2,617	2,785	2,996	6.5
Other	253	394	515	554	643	697	740	776	842	873	14.8
Total taxpayer-supported debt	6,794	7,125	7,703	8,405	8,962	9,029	9,124	8,848	8,868	8,947	3.1
Self-supported debt:
Commercial Crown corporations & agencies	2,702	2,985	3,453	3,882	4,282	4,536	4,818	5,111	5,388	5,733	8.7
Total self-supported debt	2,702	2,985	3,453	3,882	4,282	4,536	4,818	5,111	5,388	5,733	8.7
Total provincial debt	9,496	10,111	11,156	12,287	13,244	13,565	13,942	14,033	14,360	14,782	5.0
Real Per Capita Provincial Debt (2014 $) [4]	10,054	10,564	11,386	12,402	13,379	13,565	13,791	13,621	13,659	13,785	3.6
Growth rate (per cent)	8.7	5.1	7.8	8.9	7.9	1.4	1.7	-1.2	0.3	0.9	4.1

1         Numbers may not add due to rounding.

2         Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2016/17 debt divided by nominal GDP for the 2016 calendar year).

3         Per capita debt is calculated using July 1 population (e.g. 2016/17 debt divided by population on July 1, 2016).

4         Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2016 CPI for 2016/17 debt).

First Quarterly Report 2016/17

Appendix — Fiscal Plan Update

Table A15 Key Provincial Debt Indicators — 2009/10 to 2018/19

								Updated			Average
	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Forecast 2016/17	Plan 2017/18	Plan 2018/19	annual change
											(per cent)
Debt to revenue (per cent)
Total provincial	86.5	88.5	94.7	104.1	107.6	106.4	105.8	101.0	106.1	107.9	2.5
Taxpayer-supported	82.6	78.8	85.1	93.7	96.1	94.1	91.0	85.0	87.1	87.3	0.6
Debt per capita ($) [1]
Total provincial	9,496	10,111	11,156	12,287	13,244	13,565	13,942	14,033	14,360	14,782	5.0
Taxpayer-supported	6,794	7,125	7,703	8,405	8,962	9,029	9,124	8,848	8,868	8,947	3.1
Debt to nominal GDP (per cent) [2]
Total provincial	21.3	22.0	23.2	25.2	26.8	26.5	26.6	26.0	25.9	25.9	2.2
Taxpayer-supported	15.3	15.5	16.0	17.2	18.1	17.7	17.4	16.4	16.0	15.7	0.3
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.6	4.2	4.3	4.4	4.5	4.2	4.8	3.9	4.1	4.3	-0.6
Taxpayer-supported	4.2	4.0	4.0	3.9	3.9	3.6	4.2	3.3	3.5	3.6	-1.8
Interest costs ($ millions)
Total provincial	2,206	2,155	2,300	2,336	2,547	2,465	2,946	2,539	2,693	2,860	2.9
Taxpayer-supported	1,535	1,596	1,625	1,590	1,686	1,591	1,960	1,651	1,701	1,795	1.8
Interest rate (per cent) [4]
Taxpayer-supported	5.4	5.2	4.9	4.4	4.3	3.8	4.6	3.9	4.0	4.2	-2.9
Background Information:
Revenue ($ millions)
Total provincial [5]	48,438	51,041	53,001	53,618	56,422	59,145	61,726	65,872	64,967	66,581	3.6
Taxpayer-supported [6]	36,272	40,391	40,742	40,749	42,745	44,492	46,927	49,323	48,885	49,826	3.6
Debt ($ millions)
Total provincial	41,885	45,154	50,193	55,816	60,693	62,920	65,292	66,518	68,946	71,861	6.2
Taxpayer-supported [7]	29,968	31,821	34,659	38,182	41,068	41,880	42,727	41,939	42,575	43,492	4.2
Provincial nominal GDP ($ millions) [8]	196,250	205,117	216,786	221,414	226,605	237,188	245,409	255,676	266,292	277,719	3.9
Population (thousands at July 1) [9]	4,411	4,466	4,499	4,543	4,583	4,638	4,683	4,740	4,801	4,861	1.1

1         The ratio of debt to population (e.g. 2016/17 debt divided by population at July 1, 2016).

2         The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2016/17 debt divided by 2016 nominal GDP).

3         The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

4         Weighted average of all outstanding debt issues.

5         Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

6         Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

7         Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

8         Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2016 is used for the fiscal year ended March 31, 2017). 2015 GDP is a Ministry of Finance estimate.

9         Population at July 1st within the fiscal year (e.g. population at July 1, 2016 is used for the fiscal year ended March 31, 2017).

First Quarterly Report 2016/17

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